As filed with the Securities and Exchange Commission on July 31, 2012
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

K-V PHARMACEUTICAL COMPANY
(Exact name of registrant as specified in its charter)

Delaware	2834	43-0618919
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
2280 Schuetz Road
St. Louis, Missouri  63146
Telephone: (314) 645-6600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gregory J. Divis, Jr.
President and Chief Executive Officer
K-V Pharmaceutical Company
2280 Schuetz Road
St. Louis, Missouri  63146 Telephone: (314) 645-6600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Thomas A. Litz, Esq.
and
Thomas E. Proost, Esq.
Thompson Coburn LLP
One U.S. Bank Plaza
St. Louis, Missouri 63101
Telephone: (314) 552-6000
Facsimile: (314) 552-7000

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement as determined by the selling stockholder.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Class A Common Stock, par value $.01 per share …………..	11,976,599	$0.38	$4,491,225	$515

(1)	In accordance with Rule 416(a), we are also registering an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.
(2)
Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(c) based on the average of the high and low prices of the Class A Common Stock as reported on the New York Stock Exchange on July 25, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The selling stockholder named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to completion, dated July 31, 2012

11,976,599 Shares

K-V PHARMACEUTICAL COMPANY

Class A Common Stock

           This prospectus relates to the disposition from time to time of up to 11,976,599 shares of our Class A Common Stock, which are held or may be held by the selling stockholder named in this prospectus. We are not selling any Class A Common Stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder.

The selling stockholder identified in this prospectus, or its permitted transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices. We provide more information about how the selling stockholder may sell its shares of Class A Common Stock in the section entitled “Plan of Distribution” beginning on page 39 of this prospectus. We will not be paying any underwriting discounts or commissions in connection with any offering of Class A Common under this prospectus.

Our Class A Common Stock is traded on the New York Stock Exchange under the symbol “KV.A”. On July 30, 2012, the closing price of our Class A Common Stock on the NYSE was $0.38 per share.

Investing in our Class A Common Stock is highly speculative and involves substantial risks. See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2012.

Table of Contents

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	1
PROSPECTUS SUMMARY	4
RISK FACTORS	8
USE OF PROCEEDS	34
COMMITTED EQUITY LINE FINANCING	34
SELLING STOCKHOLDER	37
PLAN OF DISTRIBUTION	38
DESCRIPTION OF CAPITAL STOCK	40
LEGAL MATTERS	42
EXPERTS	42
WHERE YOU CAN FIND MORE INFORMATION	43
INCORPORATION BY REFERENCE	43

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement or amendment. We have not, and the selling stockholder has not, authorized any person to provide you with different information. This prospectus is not an offer to sell, nor is it an offer to buy, these securities in any state where the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus covers the resale by the selling stockholder named in this prospectus from time to time of up to 11,976,599 shares of Class A Common Stock which were or may be acquired by the selling stockholder under a Securities Purchase Agreement dated as of June 5, 2012. We will not receive any of the proceeds from the sale of the Class A Common Stock by the selling stockholder.

Information about the selling stockholder may change over time. Any changed information given to us by the selling stockholder will be set forth in a prospectus supplement if and when necessary. If a prospectus supplement is provided, you should rely on the information in the prospectus supplement. You should rely only on the information provided or incorporated by reference in this prospectus and any prospectus supplement or amendment. We have not authorized anyone else to provide you with different information. You should not assume that the information provided or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus or the date the incorporated information was filed.

We urge you to read carefully this prospectus (as supplemented and amended), together with the information incorporated herein by reference as described under the heading “Incorporation by Reference” before deciding whether to invest in any of the Class A Common Stock being offered.

Unless the context otherwise indicates, when we use the words “we,” “our,” “us,” “Company” or “KV,” we are referring to K-V Pharmaceutical Company and its subsidiaries on a consolidated basis. Unless otherwise noted, when we refer to a specific fiscal year, we are referring to our fiscal year that ended on March 31 of that year (for example, fiscal year 2012 refers to the fiscal year ended March 31, 2012). All references to “$” or “dollars” in this prospectus refer to U.S. dollars.

-i-

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contain various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 (the “PSLRA”) and which may be based on or include assumptions concerning our operations, future results and prospects. Such statements may be identified by the use of words like “plan,” “expect,” “aim,” “believe,” “project,” “anticipate,” “commit,” “intend,” “estimate,” “will,” “should,” “could,” “potential” and other expressions that indicate future events and trends.

 All statements that address expectations or projections about the future, including, without limitation, statements about product launches, regulatory approvals, governmental and regulatory actions and proceedings, market position, sale of assets, revenues, expenditures, and the impact of the recall and suspension of shipments on revenues, adjustments to the financial statements, the filing of amended filings with the Securities and Exchange Commission (the “SEC”) and other financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties.  In connection with the PSLRA’s “safe harbor” provisions, we provide the following cautionary statements identifying important economic, competitive, political, regulatory and technological factors, among others, that could cause actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions. Such factors include (but are not limited to) the following:

(1)
our ability to continue as a going concern, as discussed in Note 3—“Going Concern and Liquidity Considerations” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012 (“2012 Form 10-K”);

(2)
the risk that the Company may be insolvent in the near term, if it is not able to generate sufficient liquidity to satisfy its upcoming payment obligations including certain royalties and up to $95.0 million of milestone payments owed to Cytyc Prenatal Products Corp. and Hologic, Inc. (Cytyc Prenatal Products Corp. and Hologic, Inc. are referred to collectively as “Hologic”) beginning August 4, 2012 and a $13.5 million interest payment owed on its senior secured notes due on September 15, 2012;

(3)	the risk that, if necessary, the Company will be unsuccessful in attempts to restructure its existing capital structure and operations;
(4)	risks associated with the introduction and growth strategy related to the Company’s Makena® product, including:
(a)
the impact of competitive, commercial payor, governmental (including Medicaid program), physician, patient, public or political responses and reactions, and responses and reactions by medical professional associations and advocacy groups, on the Company’s sales, marketing, product pricing, product access and strategic efforts;

(b)
the likelihood that the benefit of any period of exclusivity resulting from the designation of Makena® as an orphan drug may not be realized as a result of the decision of the U.S. Food and Drug Administration (the “FDA”) announced on March 30, 2011 to decline to take enforcement action with regards to compounded alternatives, as updated on June 15, 2012 and June 29, 2012;

(c)
the Center for Medicare and Medicaid Services’ (“CMS”) prior policy regarding Medicaid reimbursement for Makena®, as updated on June 15, 2012, and the resulting coverage decisions for Makena® by various state Medicaid and commercial payors;

(d)
the statements made on June 15, 2012 by the FDA, as updated, and CMS may not lead to state Medicaid and other payers making Makena® easily accessible to patients, that unreasonable policies and conditions may continue to be imposed and compounding of hydroxyprogesterone caproate (“17P”) could continue to exceed the scope of traditional pharmacy compounding;

(e)	the satisfaction or waiver of the terms and conditions for our continued ownership of the full U.S. and worldwide rights to Makena® set forth in the previously disclosed Makena® acquisition agreement;
(f)	the number of preterm birth risk pregnancies for which Makena® may be prescribed, its safety and side effects profiles and acceptance of pricing;
(g)	the risk that, if needed, future modifications or amendments to the agreement with Hologic may be unsuccessful;
(h)
our ability to generate sufficient capital to satisfy certain royalties and up to $95.0 million of remaining milestone payments to Hologic related to the purchase of Makena®, which are due beginning August 4, 2012; and

(i)
the costs and risks associated with litigation we recently initiated against the FDA and the U.S. Department of Health and Human Services (“HHS”) seeking increased patient access to Makena®, including the possibility that we will not prevail on the merits of our claims or, even if our claims are meritorious, there could be substantial difficulties or delays in obtaining the relief sought which, as a practical matter, could deprive us of the benefit we might realize from prevailing in the litigation;

(5)	the possibility of further delay or inability to obtain FDA approvals to relaunch Clindesse® and Gynazole-1® and the possibility that any other product relaunch may be delayed or unsuccessful;
(6)
risks related to compliance with various agreements and settlements with governmental entities including those discussed in Note 15—“Commitments and Contingencies” of the Notes to Consolidated Financial Statements included in our 2012 Form 10-K, including:

(a)
the consent decree between the Company and the FDA and the Company’s suspension in 2008 and 2009 of the production and shipment and the nationwide recall of all of the products that it formerly manufactured, as well as the related material adverse effect on our revenue, assets, liquidity and capital resources;

(b)	the agreement between the Company and HHS to resolve the risk of potential exclusion of the Company from participation in federal health care programs;
(c)	our ability to comply with the plea agreement between a now-dissolved subsidiary of the Company and the U.S. Department of Justice, including the remaining payments owed under the plea agreement; and
(d)
our ability to comply with the Settlement Agreement dated December 6, 2011 with the Department of Justice, the United States Attorney’s Office for the District of Massachusetts, the Office of Inspector General of the Department of Health and Human Services and the TRICARE Management Activity (collectively, the “Parties”) resolving certain claims under the qui tam provisions of the False Claims Act, including the remaining payments owed under the Settlement Agreement, which could result in significant penalties including exclusion from participation in federal health care programs;

(7)	the availability of raw materials and/or products manufactured for the Company under contract manufacturing agreements with third parties;
(8)
risks that the Company may not ultimately prevail in, or that insurance proceeds, if any, will be insufficient to cover potential losses that may arise from, litigation discussed in Note 15—“Commitments and Contingencies—Litigation and Governmental Inquiries” of the Notes to Consolidated Financial Statements included in our 2012 Form 10-K, including:

(a)	the series of putative class action lawsuits alleging violations of the federal securities laws by the Company and certain individuals;
(b)	product liability lawsuits, including the possibility that our current estimates of the financial effects of ongoing product liability claims and lawsuits could prove to be incorrect;
(c)	lawsuits pertaining to indemnification and employment agreement obligations involving the Company and its former Chief Executive Officer; and
(d)
challenges to our intellectual property rights by actual or potential competitors and challenges to other companies’ introduction or potential introduction of generic or competing products by third parties against products sold by the Company;

(9)	the possibility that our current estimates of the financial effect of previously announced product recalls could prove to be incorrect;
(10)
risks related to the Company’s highly leveraged capital structure discussed in Item 7—“Management’s Discussion and     Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” of our 2012 Form 10-K, including:

(a)
the risk that the maturities of our debt obligations may be accelerated due to our inability to comply with scheduled interest and principal payments, covenants and restrictions contained in our loan agreements;

(b)	restrictions on the ability to increase our revenues through certain transactions, including the acquisition or in-licensing of products or relaunch of certain of our products;
(c)	the risk that, if required, efforts to negotiate amendments to, modification or restructuring of our existing debt obligations may not be successful; and
(d)	risks that future changes in the Board of Directors may lead to an acceleration of the maturities of the Company’s debt;
(11)
the risk that we may not be able to again satisfy the quantitative listing standards of the New York Stock Exchange (the “NYSE”); on June 26, 2012 and July 16, 2012, respectively, the NYSE notified us that the average closing share price of our Class A Common Stock and Class B Common Stock each fell below the NYSE’s quantitative continued listing standard to maintain a minimum average closing share price of $1.00 during any consecutive 30 trading-day period; on July 16, 2012, we also received notice from the NYSE that the Company failed to meet two other continued listing standards that require the Company to maintain a market capitalization of at least $50.0 million over a consecutive 30 trading-day period and total stockholders’ equity of at least $50.0 million; although the NYSE allows us a cure period to again meet these continued listing standards before our stock is delisted from the NYSE, our stock price, market capitalization and stockholders’ equity may not rise to a level to satisfy these requirements; moreover, we may not meet other NYSE listing standards in the future; and

(12)	the risks detailed from time to time in the Company’s filings with the SEC.

This discussion is not exhaustive, but is designed to highlight important factors that may impact our forward-looking statements.

Because the factors referred to above, as well as the statements included under the caption “Risk Factors” and elsewhere in this prospectus, including documents incorporated by reference herein, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements in this “Special Note Regarding Forward-Looking Statements” and the risk factors that are under the caption “Risk Factors” in this prospectus. Further, any forward-looking statement speaks only as of the date on which it is made and we are under no obligation to update any of the forward-looking statements after the date of this prospectus. New factors emerge from time to time, and it is not possible for us to predict which factors will arise, when they will arise and/or their effects. In addition, we cannot assess the impact of each factor on our future business or financial condition or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights information about this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in shares of our Class A Common Stock. You should carefully read the entire prospectus, especially the section entitled “Risk Factors,” any accompanying prospectus supplement and the documents incorporated herein by reference before making an investment decision.

K-V Pharmaceutical Company

About Us

Business Overview

We were incorporated under the laws of Delaware in 1971 as a successor to a business originally founded in 1942.  Historically, we were a fully integrated specialty pharmaceutical company that developed, manufactured, acquired and marketed technologically-distinguished branded and generic/non-branded prescription pharmaceutical products. Following the divestiture of our generics business, we are now a specialty branded pharmaceutical marketing company primarily focused in women’s health care. We conduct our branded pharmaceutical operations through Ther-Rx Corporation (“Ther-Rx”), and, previously, we conducted our generic/non-branded pharmaceutical operations through ETHEX Corporation (“ETHEX”), which focused principally on technologically-distinguished generic products prior to the cessation of its operations on March 2, 2010 and its dissolution on December 15, 2010. Through Particle Dynamics, Inc. (“PDI”), divested in June 2010, we developed, manufactured and marketed technologically advanced, value-added raw material products for the pharmaceutical industry and other markets. In May 2010, we formed a wholly-owned subsidiary, Nesher Pharmaceuticals, Inc. (which we subsequently renamed K-V Generic Pharmaceuticals, Inc. and which we refer to herein as “K-V Generic”), to operate as the sales and marketing company for our generic products. On August 8, 2011, we completed the sale of substantially all of the assets of K-V Generic and our generic products business to Zydus Pharmaceuticals (USA), Inc. (“Zydus Pharmaceuticals”).

Our original strategy was to engage in the development of proprietary drug delivery systems and formulation technologies that enhance the effectiveness of new therapeutic agents and existing pharmaceutical products. Today, we utilize one of those technologies, SITE RELEASE®, in two products currently expected to return to our branded portfolio sometime during fiscal year 2013. Going forward, our business strategy will be primarily defined by the potential in-licensing and acquisition of pharmaceutical products and the relaunch of certain of our products, rather than the historical strategy of the internal development of pharmaceutical products.

During fiscal year 2009, the Company announced six separate voluntary recalls of certain tablet form generic products as a precaution due to the potential existence of oversized tablets. In December 2008, the U.S. Food and Drug Administration (the “FDA”) began an inspection of the Company’s facilities. The Company suspended shipments of all approved tablet-form products in December 2008 and of all other drug products in January 2009. Also, in January 2009, the Company initiated a nationwide voluntary recall affecting most of its products. On March 2, 2009, the Company entered into a consent decree with the FDA regarding its drug manufacturing and distribution. The consent decree was entered by the U.S. District Court, Eastern District of Missouri, Eastern Division on March 6, 2009. As part of the consent decree, the Company agreed not to directly or indirectly do or cause the manufacture, processing, packing, labeling, holding, introduction or delivery for introduction into interstate commerce at or from any of its facilities of any drug, until the Company has satisfied certain requirements designed to demonstrate compliance with the FDA’s current good manufacturing practice (“cGMP”) regulations. The consent decree provides for a series of measures that, when satisfied, will permit the Company to resume the manufacture and distribution of its approved drug products. The Company has also agreed not to distribute certain of its products that are not FDA approved, unless it obtains FDA approval for such products through the FDA’s New Drug Application (“NDA”) or Abbreviated New Drug Application (“ANDA”) processes. These actions and the requirements under the consent decree have had, and are expected to continue to have, a material adverse effect on the Company’s liquidity position and its results of operations. In connection with our divested generics business, we resumed shipment of extended-release potassium chloride capsule, Micro-K® 10mEq and Micro-K® 8mEq, in September 2010, and resumed shipments of the generic version of the now-divested Potassium Chloride Extended Release Capsule in December 2010. Through Ther-Rx, we began shipping Makena® (hydroxyprogesterone caproate injection) in March 2011, which is manufactured for us by a third party. The other product we currently sell, Evamist®, which provides hormone replacement, also is manufactured for us by a third party. We are continuing to prepare other products for FDA inspection although we do not expect to resume shipping other products until sometime during fiscal year 2013. Makena® is the first FDA-approved drug indicated to reduce the risk of preterm birth in women with a singleton pregnancy who have a history of singleton spontaneous preterm birth. Makena® is not intended for use in women with multiple gestations or other risk factors for preterm birth.

We entered into a plea agreement with the Office of the United States Attorney for the Eastern District of Missouri and the Office of Consumer Litigation of the United States Department of Justice (referred to herein collectively as the “U.S. Department of Justice”) on March 2, 2010, pursuant to which ETHEX pleaded guilty to two felony counts, each stemming from the failure to make and submit a field alert report to the FDA in September 2008 regarding the discovery of certain undistributed tablets that failed to meet product specifications. In connection with the guilty plea by ETHEX, ETHEX was expected to be excluded from participation in federal health care programs, and as a result, we ceased operations of ETHEX on March 2, 2010 and dissolved it on December 15, 2010.

On November 15, 2010, we entered into a divestiture agreement (the “Divestiture Agreement”) with HHS under which we agreed to sell the assets and operations of ETHEX to unrelated third parties prior to April 28, 2011 and to file articles of dissolution with respect to ETHEX under Missouri law by that date. We filed articles of dissolution for ETHEX on December 15, 2010. Following the filing, ETHEX did not engage in any new business other than winding up its operations and began a process provided under Missouri law to identify and resolve its liabilities over at least a two-year period. Under the terms of the Divestiture Agreement, HHS agreed not to exclude ETHEX from federal health care programs until April 28, 2011 and, upon completion of the sale of the ETHEX assets and of the filing of the articles of dissolution of ETHEX, the agreement terminated. Civil monetary penalties and exclusion of ETHEX could have occurred if we had failed to meet our April 28, 2011 deadline. The sales of ETHEX’s assets (other than certain fixtures as to which HHS has consented to non-divestiture) were completed prior to the April 28, 2011 deadline and ETHEX no longer has any material ongoing assets or operations other than those required to conclude the winding up process under Missouri law. We have also received a letter from HHS advising us further that assuming that we have complied with all agreements deemed necessary by HHS, HHS would not exclude ETHEX thereafter. On April 1, 2011, we requested confirmation from HHS that the steps and actions described in our reports to HHS constituted full compliance with the duties KV and ETHEX were to complete by April 28, 2011 under the Divestiture Agreement, such that they are not at risk for stipulated penalties or exclusion after that date under the Divestiture Agreement. On April 8, 2011, we received a letter from HHS stating that, at that time, based upon the information provided to HHS in our monthly submissions, HHS had no concerns regarding the actions taken by KV and ETHEX pursuant to the Divestiture Agreement. On May 20, 2011, we received a letter from HHS stating that based on its review of the information provided in our monthly reports, it appeared that the Company and ETHEX had completed our obligations under the Divestiture Agreement.

In light of the developments described above, and other factors as described herein, the report of our independent registered public accountants included a statement regarding our ability to continue as a going concern. See the Consolidated Financial Statements included in our 2012 Form 10-K which are incorporated by reference in this prospectus.

Our Business Today

Because of the steps taken by us with respect to the nationwide recall and suspension of shipment of all products manufactured by us, the requirements under the consent decree, certain consequences resulting from the entry into the plea agreement and the Divestiture Agreement, described above, and the ongoing private litigation and governmental inquiries, described in Note 15 —“Commitments and Contingencies” of the Notes to Consolidated Financial Statements included in our 2012 Form 10-K, we have realigned our operations and business to concentrate our efforts on maintaining and attempting to increase our limited cash and financial resources and expeditiously reintroducing more of our approved products to the market (in addition to Makena®  and Evamist®). To that end, we have focused our recent efforts as follows:

•	We have made the strategic decision to tie our future to the development and commercialization of branded specialty pharmaceuticals focused on women’s health. In the near term, the Company is focused on continuing the commercial launch of Makena® (hydroxyprogesterone caproate injection), which was approved by the FDA in February 2011 and began shipping in March 2011.

•	We are continuing to prepare our other approved branded products for FDA inspection and relaunch. We have been working with Lachman Consultants (“Lachman”), an independent cGMP expert retained by us pursuant to the consent decree, to meet the requirements set forth in the consent decree as well as two third-party manufacturers with respect to our anti-infective cream products. We expect to resume shipping these products sometime during fiscal year 2013.

•	In order to address liquidity requirements, the Company took steps to secure additional capital, including the following:

•	On February 17, 2011, the Company completed a private placement with a group of institutional investors of 9.95 million shares of its Class A Common Stock at $3.25 per share to raise approximately $32.3 million of gross proceeds. The Company used $20.0 million of the proceeds from the financing to repay certain outstanding amounts and other outstanding obligations under its existing credit agreement with U.S. Healthcare I, L.L.C. and U.S. Healthcare II, L.L.C., affiliates of Centerbridge Partners L.P. (collectively, “U.S. Healthcare”). The remaining funds were used for continuing the commercial launch of Makena®, payment of expenses associated with the private placement and general corporate purposes.

•	On March 17, 2011, the Company completed a private placement with a group of institutional investors of 12% Senior Secured Notes due 2015 (the “2015 Notes”). After an original issue discount of 3%, the Company received proceeds of $218.3 million which were used to fund a first-year interest reserve totaling $27.0 million, repay all existing obligations to U.S. Healthcare and pay fees and expenses associated with the offering of the 2015 Notes of approximately $10.0 million. The remaining proceeds, totaling approximately $120.0 million, are being used for general corporate purposes, including continuing the commercialization of Makena®.

•	On August 11, 2011, we completed the sale of substantially all of the assets of K-V Generic and our generic products business to Zydus Pharmaceuticals for approximately $60.5 million. Under the terms of the 2015 Notes, the proceeds may be used for, among other uses, milestone payments to Hologic, expenditures for maintenance, repair or improvement of existing properties and assets, and research and development costs and expenses.

•	On June 5, 2012, we entered into the equity line financing facility to which this prospectus relates and which is described below.

•	Our cash balance was $38.2 million at June 30, 2012 and we will need significant capital infusions to achieve our objectives.

•	We are pursuing ongoing efforts to increase cash, including, but not limited to, the continued implementation of cost savings, the return of certain of our approved products to market (that are the subject of the FDA notification letter previously discussed), raising capital through equity issuances or other means and the sale of assets.

•	We have engaged Jefferies & Co. (“Jefferies”) as a financial advisor. We anticipate that Jefferies will provide strategic and financial advice to address our financial obligations, including possible restructuring, and assist management and our Board of Directors in developing and implementing related plans.

•	Our restructuring efforts also have included an updated criteria-based review of the pipeline of products we had under development. Product candidates in our development portfolio were evaluated based on factors with respect to each product that included, among other things, market potential, a revised return on investment profile, probability of clinical success, time and cost of development, synergies with our core competencies and competitive landscape. Based on this evaluation and due to the restructuring effort undertaken to adjust our infrastructure and scale of operations, including reductions in headcount, we realigned our research and development efforts to focus on projects that we believe have the highest potential return on investment in areas focused on women’s health care for our branded business.

•	We continue to review and modify our quality monitoring and testing programs and procedures in our effort to comply with the terms of the consent decree and cGMP regulations. To that end, we have implemented a series of procedures, which we believe will enhance quality standards in our products.

Committed Equity Line Financing with Commerce Court

On June 5, 2012, we entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) under which we may sell up to $20.0 million of shares of our Class A Common Stock to Commerce Court Small Cap Value Fund, Ltd. (“Commerce Court”) over a 24-month period (the “Equity Line Period”) subject to a maximum of 11,976,599 shares, including the 200,000 shares of Class A Common Stock we issued to Commerce Court in June 2012 as compensation for its commitment to enter into the Purchase Agreement (the “Commitment Shares”).  The shares of Class A Common Stock being registered under the registration statement, of which this prospectus is a part, represent the maximum of 11,976,599 shares that have been or may in the future be issued or sold to Commerce Court under the Purchase Agreement.  The amount and timing of how much we are able to draw are subject to a variety of factors including the trading price and trading volume of our Class A Common Stock, the number of trading days that must lapse between draw requests, a limit on the amount of shares that Commerce Court will own at any given time, compliance with our obligations under the Purchase Agreement, including obligations to file the registration statement of which this prospectus is a part, to register the re-sale of shares issued under the Purchase Agreement, and satisfaction of certain conditions, some of which are outside of our control.  Any draws require the unanimous approval of the Company’s Board of Directors.  At times, we refer to this arrangement as the “equity line financing facility” in this prospectus.  For further information regarding the equity line financing facility, see the information under the caption “Committed Equity Line Financing” in this prospectus.

Despite our efforts, however, there can be no assurance that these or other initiatives intended to enable us to reintroduce additional approved products to the market or sell selected assets will be successful within the time frames currently targeted by management or at all. See “Risk Factors” beginning on page 8.

Recent Legal Proceedings

Actions against the FDA, HHS and Certain State Medicaid Administrators

On July 5, 2012, the Company filed in the United States District Court for the District of Columbia, a Complaint for Declaratory and Injunctive Relief against the FDA, Margaret A. Hamburg, M.D., in her official capacity as the Commissioner of the FDA, HHS, and Kathleen Sebelius, in her official capacity as the Secretary of HHS. (collectively, the “Defendants”).  The case is styled K-V Pharmaceutical Company v. FDA.  The Company generally alleges that the defendants have violated the Federal Food, Drug, and Cosmetic Act and put the financial interests of Medicaid, other third parties and certain patients above the medical interest of all patients for whom Makena® is indicated.  The Company claims the Defendants’ actions have effectively nullified the Company’s statutory right to market exclusivity under the Orphan Drug Act by approving, inviting, encouraging, and permitting the manufacture and distribution of unapproved, non-customized compounded drugs.  The Company has generally requested the court declare and order, inter alia: (1) that the FDA’s March 30, 2011 and June 15, 2011 statements and the policy of non-enforcement against the compounding of 17P outside the scope of traditional compounding are unlawful, that those statements be withdrawn, that the defendants take sufficient enforcement actions to stop the unlawful competition with Makena® by compounded 17P not customized to meet the special needs of patients who have the condition for which Makena® is indicated but for whom Makena® is medically inappropriate, and that HHS and Secretary Sebelius take further action necessary and appropriate to implement the relief awarded by the court, including withdrawal of CMS’ March 30, 2011 statement regarding the payment for compounded 17P; (2) that the defendants’ allowance of the importation of unapproved API for non-customized compounded 17P is unlawful, and that the defendants terminate its availability; (3) that the FDA has a duty to protect Makena® from unlawful competition due to its orphan drug exclusivity and that the FDA terminate such competition by compounded 17P made outside the traditional scope of compounding; and (4) that the Company is entitled to seven years of market exclusivity for Makena® and that that seven-year period is to be calculated as running from February 3, 2011 to March 30, 2011, and from the date of the grant of any injunctive relief until the date that is six years and 310 days from that date.  The Defendants filed a Motion to Dismiss and Opposition to the Company’s Motion for Injunctive Relief, contending, among other things that: (1) the Company lacks standing because the Complaint did not allege a redressible injury, and (2) the FDA’s statements are a valid exercise of its enforcement discretion and therefore unreviewable.  A hearing on the merits has been scheduled for August 7, 2012.

On July 17, 2012, the Company filed a Complaint and Application for Preliminary Injunction in the United States District Court for the Northern District of Georgia against David A. Cook, in his official capacity as Commissioner of the Georgia Department of Community Health, and Jerry Dubberly, MD, in his official capacity as Division Chief of the Medicaid Division of the Georgia Department of Community Health (“DCH”). The case is styled K-V Pharmaceutical Company, Ther-Rx Corporation v. David A. Cook and Jerry Dubberly, MD.  The Company alleges that DCH has unlawfully refused to cover Makena® by maintaining unreasonable restrictions that effectively excludes Makena® from DCH’s drug formulary in favor of unapproved compounded versions of 17P causing prescriptions of Makena® written by healthcare professionals for Georgia Medicaid patients to be unlawfully denied.  The Company has requested the court issue a preliminary injunction and a final judgment: (1) declaring that DCH’s policy regarding Makena® violates the Medicaid Act and ordering DCH to rescind its policy; (2) declaring that DCH must defer to healthcare professionals’ clinical judgment and cover Makena® without unreasonable restrictions; (3) declaring that DCH may cover compounded versions of 17P only when the healthcare professional documents the patient has a specific medical need; (4) declaring that DCH ensure all Medicaid care management organizations in Georgia make Makena® available to their Medicaid patients without unlawful restriction and cover compounded 17P only when the healthcare professional documents the patient has a specific medical need; and (5) order all additional relief necessary to ensure clinically eligible Medicaid beneficiaries in Georgia have access to Makena®, including an order that DCH notify all relevant persons of the court’s orders.

On July 25, 2012, the Company filed a Complaint for Preliminary Injunction in the United States District Court for the District of South Carolina Columbia Division against Anthony Keck in his official capacity as Director of Health and Human Services for the State of South Carolina (“SCDHHS”). The case is styled K-V Pharmaceutical Company, Ther-Rx Corporation vs. Anthony Keck.  The Company alleges that SCDHHS has unlawfully refused to cover Makena® by maintaining an unreasonable prior authorization policy that effectively excludes Makena®.  The Company believes SCDHHS’ actions violate the Medicaid Act and its own State Medicaid Plan and that its policy to cover compounded 17P beyond the scope of traditional compounding violates the FDCA.  The Company has generally requested that the court prohibit SCDHHS from maintaining its current policy and prohibit the SCDHHS from denying coverage of Makena®.  The Company further requests the court prohibit SCDHHS from covering compounded 17P, except when prescribed by a physician documenting the patient’s specific medical need for it.  Finally, the Company has asked the court to require SCDHHS to provide written notice of the judgment to all affected individuals as well as ensure that these orders are implemented throughout the South Carolina Medicaid system.

Makena® Securities Litigation

On October 19, 2011, plaintiff Frank Julianello filed a complaint against the Company, in the United States District Court for the Eastern District of Missouri, alleging violations of the anti-fraud provisions of the federal securities laws on behalf of all purchasers of the publicly traded securities of the Company between February 14, 2011 and April 4, 2011. The complaint alleges class members were damaged by paying artificially inflated stock prices due to the Company’s purportedly misleading statements regarding Makena® related to access and exclusivity.  On October 31, 2011, plaintiff Ramakrishna Mukku filed a complaint against the Company, in the United States District Court for the Eastern District of Missouri, alleging violations of the anti-fraud provisions of the federal securities laws on behalf of all purchasers of the publicly traded securities of the Company between February 14, 2011 and April 4, 2011. The complaint alleges class members were damaged by paying artificially inflated stock prices due to the Company’s purportedly misleading statements regarding Makena® related to access and exclusivity. On November 2, 2011, plaintiff Hoichi Cheong filed a complaint against the Company, in the United States District Court for the Eastern District of Missouri, on behalf of purchasers of the securities of the Company, who purchased or otherwise acquired K-V securities between February 14, 2011 and April 4, 2011, seeking to pursue remedies under the Exchange Act. The complaint alleges class members were damaged by purchasing artificially inflated stock prices due to the Company’s purportedly misleading statements regarding Makena® related to access and exclusivity.  On March 8, 2012, the Honorable Audrey G. Fleissig consolidated the Julianello, Mukku and Cheong cases and the consolidated action is now styled In Re K-V Pharmaceutical Company Securities Litigation, Case No. 11CV1816 AGF. On May 4, 2012, the Court approved the Anderson Family’s motion to be appointed the Lead Plaintiff in the matter.  On July 24, 2012 the Plaintiff filed a Consolidated Amended Class Action Complaint for Violations of Federal Securities Laws against the Company as well as the Company’s officers: Gregory Divis, Scott Goedeke and Thomas McHugh.  The Plaintiff alleges that the Company and the named individuals misled investors through statements about access to Makena® and by failing to disclose issues with regard to the pricing of Makena® thereby artificially inflating the Company’s stock price and resulting in damages to investors.

Corporate Information

We are incorporated in Delaware, and our principal executive offices are located at 2280 Schuetz Road, St. Louis, Missouri  63146. Our telephone number is (314) 645-6600 and our website address is www.kvpharmaceutical.com. Information contained in, or accessible through, our website does not constitute part of this prospectus. Our Class A Common Stock and Class B Common Stock are traded on the New York Stock Exchange under the symbols KV.A and KV.B, respectively.1

 1 Currently, the NYSE lists the Company’s trading symbol for its Class A Common Stock and its Class B Common Stock as “KV.a.BC” and “KV.b.BC”, respectively, to indicate that the Company is noncompliant with NYSE continued listing standards.  It will continue to be listed this way until the Company meets the NYSE continued listing standards.

The Offering

Class A Common Stock Offered by the Selling Stockholder	Up to 11,976,599 shares

Selling Stockholder	All of the shares of Class A Common Stock are being offered by the selling stockholder named herein. See “Selling Stockholder” for more information on the selling stockholder.

Use of Proceeds
We will not receive any proceeds from the sale of shares of Class A Common Stock offered by this prospectus. The cash received by us from the selling stockholder named in this prospectus will be used for general corporate purposes, including continuing the commercialization of Makena®.

Plan of Distribution
The selling stockholder named in this prospectus, or its donees, pledgees, transferees or other successors-in-interest, may offer or sell the shares of Class A Common Stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholder may resell the shares of Class A Common Stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions, or commissions. For additional information on the methods of sale that may be used by the selling stockholder, see “Plan of Distribution.”

Risk Factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our Class A Common Stock.

New York Stock Exchange Trading Symbol	KV.A

RISK FACTORS

Investing in our Class A Common Stock involves substantial risk. We operate in a rapidly changing environment that involves a number of risks, some of which are beyond our control. The following risk factors could have a material adverse effect on our business, financial position, results of operations, cash flows or viability. These risk factors may not include all of the important risks that could affect our business or our industry, that could cause our future financial results to differ materially from historic or expected results, or that could cause the market price of our common stock to fluctuate or decline. Because of these and other factors, past financial performance should not be considered an indication of future performance.

There is substantial doubt about our ability to continue as a going concern.

There is substantial doubt about our ability to continue as a going concern. Our consolidated financial statements filed in our reports with the SEC were prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The historical consolidated financial statements included in our reports filed with the SEC do not include any adjustments that might be necessary if we are unable to continue as a going concern. The report of our independent registered public accountants BDO USA, LLP, included in our 2012 Form 10-K and incorporated by reference in this prospectus, includes an explanatory paragraph related to our ability to continue as a going concern.

           The assessment of our ability to continue as a going concern was made by management considering, among other factors: (1) the need  to obtain additional capital despite the proceeds from the offering of the 2015 Notes in March 2011, the equity we were able to issue in February 2011, the equity line of credit we put in place in June 2012 from which we have not yet received proceeds (see Note 1—“Description of Business—General Overview” of the Notes to Consolidated Financial Statements included in our 2012 Form 10-K) and the sale of assets; (2) previous statements and actions by the FDA to permit continued manufacturing of compounded alternatives to Makena® and by CMS to permit compounded alternatives to Makena®  to be reimbursed under the Medicaid program and the resulting actions by state Medicaid agencies which have had an adverse impact on sales of Makena®; (3) our ability to comply with debt covenants; (4) our ability to obtain future revenues from the sales of Makena® sufficient to meet our future needs and expectations, including satisfaction of certain royalties and up to $95.0 million of remaining milestone payments to Hologic beginning August 4, 2012 and a $13.5 million interest payment due on September 15, 2012 on our senior secured notes; (5) the timing and number of approved products that may be reintroduced to the market and the related costs; (6) the suspension of shipment of all products manufactured by us and the requirements under the consent decree with the FDA; and (7) the outcome and potential outcome with respect to the governmental inquiries, litigation or other matters described in Note 15—“Commitments and Contingencies” of the Notes to Consolidated Financial Statements included in our 2012 Form 10-K, as well as the recent lawsuit filed by the Company against the FDA and HHS. Our assessment was further affected by our fiscal year 2012 net loss of $102.3 million, which included a non-cash gain of $87.6 million related to warrants offset by a non-cash impairment of $31.0 million related to our fixed assets, our net loss of $271.7 million for fiscal year 2011 and the outstanding balance of cash and cash equivalents of $50.7 million as of March 31, 2012. For periods subsequent to March 31, 2012, we expect losses to continue, because we are unable to generate sufficient revenues until we are able to generate increased sales of Makena®, which was approved by the FDA in February 2011 and which we began shipping in March 2011 and also begin selling more of our other products. We have continued to ship Evamist®, which is manufactured for the Company by a third party. We are continuing to work with our contract manufacturers to prepare Clindesse® for relaunch.  On June 29, 2012, we entered into an Amended and Restated Supply Agreement with Perrigo Israel Pharmaceuticals Ltd. (“Perrigo”), which we anticipate will allow us to market Perrigo’s butoconazole 2% antifungal product under the Gynazole-1® brand name in fiscal year 2013. In addition, we must meet ongoing operating costs as well as costs related to the steps we are currently taking to increase market share of Makena®. If we are not able to raise additional capital through equity issuances, asset sales or other means, obtain the FDA’s approval to resume distribution of more of our approved products in a timely manner and at a reasonable cost, or if revenues from the sale of approved products introduced or reintroduced into the market place, including Makena®, prove to be insufficient, our financial position, results of operations, cash flows and liquidity will continue to be materially adversely affected.  These conditions raise substantial doubt about our ability to continue as a going concern.

Based on current financial projections, we believe the continuation of our Company as a going concern is primarily dependent on our ability to address, among other factors: (1) the need to obtain additional capital; (2) satisfaction of the remaining milestone payments to Hologic, which are due beginning August 4, 2012, and a $13.5 million interest payment due on September 15, 2012 on our senior secured notes; (3) sales of Makena® (which was approved by the FDA in February 2011) notwithstanding actions by the FDA to permit continued manufacturing of compounded alternatives and by CMS to permit compounded alternatives to be reimbursed under the Medicaid program and the resulting actions by state Medicaid agencies; (4) compliance with our debt covenants; (5) the potential outcome with respect to the governmental inquiries, litigation or other matters described in Note 15—“Commitments and Contingencies” of the Notes to Consolidated Financial Statements included in our 2012 Form 10-K, as well as the recent lawsuit filed by the Company against the FDA;  (6) the timing, number and revenue generation of approved products that will be introduced or reintroduced to the market and the related costs; (7) the requirements under the consent decree with the FDA in order to resume shipment of products manufactured for us; and (8) the launch of Clindesse® and Perrigo’s butoconazole 2% antifungal product under the Gynazole-1® brand name.  While we address these matters, we must continue to meet expected near-term obligations, including normal course operating cash requirements and costs associated with introducing or reintroducing approved products to the market (such as costs related to our employees, facilities and FDA compliance), remaining payments associated with the acquisition and retention of the rights to Makena® (see Note 5—“Acquisition” of the Notes to Consolidated Financial Statements included in our 2012 Form 10-K), the financial obligations pursuant to the plea agreement, costs associated with our legal counsel and consultant fees, as well as the significant costs associated with the steps taken by us in connection with the consent decree and the litigation and governmental inquiries. In the near term, if we are not able to raise additional capital, comply with debt covenants,  increase sales of Makena®, obtain the FDA’s clearance to resume distribution of more of our approved products in a timely manner and at a reasonable cost, and/or if we experience adverse outcomes with respect to our lawsuit filed against the FDA and HHS or any of the governmental inquiries or litigation described in Note 15—“Commitments and Contingencies” of the Notes to Consolidated Financial Statements included in our 2012 Form 10-K, our financial position, results of operations, cash flows and liquidity will continue to be materially adversely affected.

In the near term, we are focused on performing the following: (1) raising additional capital; (2) addressing the FDA’s actions and the resulting actions by state Medicaid agencies regarding patient access to Makena® and CMS policy permitting Medicaid program reimbursement of compounded products; (3) meeting our obligations under the Hologic agreement, including the remaining milestone payments which are due beginning August 4, 2012, and a $13.5 million interest payment due on September 15, 2012 on our senior secured notes; (4) the continued commercial launch of Makena®; (5) meeting the requirements of the consent decree to allow certain of our approved products, including Clindesse®, to be reintroduced to the market; (6) readying Perrigo’s butoconazole 2% antifungal product to be reintroduced to the market under the Gynazole-1® brand name; and (7) pursuing various means to minimize operating costs. Since December 31, 2010, the Company has generated non-recurring cash proceeds to support its on-going operating and compliance requirements from a $32.3 million private placement of Class A Common Stock to a group of institutional investors in February 2011, the sale of $225.0 million principal amount of the 2015 Notes in March 2011 (which were used, in part, to repay all existing obligations under the agreement with U.S. Healthcare) (see Note 13—“Long-Term Debt” of the Notes to Consolidated Financial Statements included in our 2012 Form 10-K for a description of the 2015 Notes), and $60.5 million, including $7.5 million held in escrow, from the divestiture of our generics business.  We are pursuing ongoing efforts to increase cash, including the continued implementation of cost savings, the return of certain additional approved products to market in a timely manner, and the sale of assets. We cannot provide assurance that we will be able to realize additional cost reductions from reducing our operations, that any of our approved products can be returned to the market in a timely manner, that our higher profit approved products will return to the market in the near term or at all or that we can obtain additional cash through asset sales or the sale of equity or the successful commercialization of Makena®. If we are unsuccessful in our efforts to raise additional capital, make significant progress with the FDA and CMS regarding access to and removing restrictions on Medicaid coverage of Makena® in certain states through litigation or otherwise, sell assets, introduce or return our products to market at adequate levels, address the remaining milestone payments due to Hologic in August 2012, or address the interest payment on our senior secured notes in September 2012, we may be required to further reduce our operations, including further reductions of our employee base, or we may be required to restructure our debt and other payment obligations, including pursuant to a voluntary bankruptcy filing, or cease certain or all of our operations in order to offset the lack of available funding.

On August 8, 2011 we sold substantially all of the assets of K-V Generic and our generic products business to Zydus Pharmaceuticals for approximately $60.5 million, including $7.5 million held in escrow.  In addition, we continue to evaluate the sale of certain of our other assets. However, due to general economic conditions, we will likely be exposed to risks related to the overall macro-economic environment, including a lower rate of return than we have historically experienced on our invested assets and being limited in our ability to sell assets. In addition, we cannot provide any assurance that we ultimately will be successful in finding suitable purchasers for the sale of such assets. Even if we are able to find purchasers, we may not be able to obtain attractive terms and conditions for such sales, including attractive pricing. In addition, divestitures of businesses involve a number of risks, including the diversion of management and employee attention, significant costs and expenses, the loss of customer relationships, a decrease in revenues and earnings associated with the divested business, and the disruption of operations in the affected business. In addition, divestitures potentially involve significant post-closing separation activities, which could involve the expenditure of significant financial and employee resources. Inability to consummate identified asset sales or manage the post-separation transition arrangements could adversely affect our business, financial condition, results of operations and cash flows.

Our future business success in the next several years, as well as the continuing operation of our Company, depends critically upon our ability to achieve revenues from the sale of Makena® consistent with our business expectations. A failure to achieve these objectives and sufficient market success in selling Makena® will materially adversely affect the success and viability of our Company and would likely result in a default under our debt obligations.

On January 16, 2008, the Company entered into an Asset Purchase Agreement (the “Makena® Agreement”) with Hologic, as further described in Note 5—“Acquisition” of the Notes to Consolidated Financial Statements included in our 2012 Form 10-K. Under our agreement with Hologic, we completed the acquisition of Makena® upon making a $12.5 million payment to Hologic on February 10, 2011. Under our agreement with Hologic, as amended, we made a $12.5 million additional payment on January 17, 2012, and we must make subsequent additional milestone payments and our payment obligations are secured by a lien on certain of our rights to Makena® granted to Hologic. We have certain revenue expectations with respect to both the sale of Makena® as well as the sales of our approved products that are allowed to return to the market by the FDA following successful inspections under the consent decree. If we cannot successfully commercialize Makena®, and achieve those revenue expectations with respect to Makena®, this would result in material adverse impact on our results of operations and liquidity and ability to continue as a going concern.

Moreover, if we fail to pay to Hologic any of the remaining payments when they mature under our agreement, as amended, with Hologic, our rights to the Makena® assets will transfer back to Hologic.

As discussed in Note 5—“Acquisition” of the Notes to Consolidated Financial Statements included in our 2012 Form 10-K, we modified the Makena® Agreement pursuant to an amendment entered into in January 2010 (“Amendment No. 1”). Pursuant to Amendment No. 1, we made a $70.0 million cash payment to Hologic upon execution of Amendment No. 1. We entered into a second amendment to the Makena® Agreement on February 4, 2011 (“Amendment No. 2”), and have subsequently further amended the agreement several times. Under the Makena® Agreement, as currently amended (the “Amended Makena® Agreement”), we are required to pay a series of additional future scheduled royalties and cash payments in the aggregate amount of up to $95.0 million upon agreed upon milestones. In addition, for the period beginning on February 4, 2012 and ending on August 4, 2012, royalties on the sales of Makena® shall be accrued but not become payable to Hologic until the earlier to occur of: (1) March 16, 2015; or (2) the occurrence of an event of default under the indenture governing the 2015 Notes.  We also may become obligated to pay additional amounts as royalties if we elect to defer certain future milestone payments. (The date on which we make the final cash payment when required under the Amended Makena® Agreement is referred to as the “Final Payment Date.”) If, prior to the Final Payment Date, we fail to make certain payments, when required under the Amended Makena® Agreement, we are obligated to transfer back to Hologic ownership of the Purchased Assets (as defined in the Amended Makena® Agreement), including certain improvements made thereto by us, as well as other after-acquired assets and rights used by us in connection with the Makena® business (the “Retransfer”). If the Retransfer were to occur, we would not be reimbursed for the payments we have made up to that point to Hologic under the Amended Makena® Agreement. Our failure to pay any of the remaining payments when required under the Amended Makena® Agreement and the resulting Retransfer would have a material adverse effect on our business, financial condition, results of operations and cash flows.

In connection with its approval under subpart H regulations, the FDA granted an orphan drug designation for Makena®.  As part of this designation, the Company was granted a seven-year marketing exclusivity period. The sub-part H regulations allow certain drugs for serious conditions to be submitted for FDA marketing approval under the basis of one controlled clinical trial instead of the usual case of two clinical trials. Typically there is an additional post-marketing commitment to perform a second confirmatory clinical trial. If this trial does not replicate the positive results of the original trial, the FDA can take various actions such as requesting another clinical trial or withdrawing the conditional approval. We cannot be certain of the results of the confirmatory clinical trial (expected in 2016) and what action the FDA may take if the results were not as expected based on the first clinical trial.

The success of the Company’s commercialization of Makena® is dependent upon a number of factors, including: (1) satisfaction of the remaining royalties and up to $95.0 million of milestone payments owed to Hologic; (2) successfully obtaining agreements for coverage and reimbursement rates on behalf of patients and medical practitioners prescribing Makena® with third-party payors, including government authorities, private health insurers and other organizations, such as health maintenance organizations (“HMOs”), insurance companies, and Medicaid programs and administrators; (3) the extent to which pharmaceutical compounders continue to produce and sell non-FDA approved 17P in bulk; and (4) the Company’s ability to maintain certain net pricing levels and unit sales for Makena®. The Company has been criticized regarding the list pricing of Makena® in numerous news articles and Internet postings. In addition, the Company has received, and may continue to receive, letters criticizing the Company’s list pricing of Makena® from numerous medical practitioners and advocacy groups, including the March of Dimes, American College of Obstetricians and Gynecologists, American Academy of Pediatrics and the Society for Maternal Fetal Medicine. Several of these advocacy groups issued their own press releases regarding their criticism of the pricing of Makena® and endorsed the statements made by the FDA regarding compounded product (discussed below). In addition, the Company is aware that certain doctors have chosen to continue prescribing the non-FDA approved purported substitute product made by pharmaceutical compounders in lieu of even considering prescribing Makena®.

Further, the Company received letters from United States Senators and members of the United States Congress asking the Company to reduce its indicated pricing of Makena® and requesting information with respect to Makena®, its pricing and the Company’s cost related to Makena®. One of the Senators also previously sent a letter to CMS asking for CMS’ views on the ramification of the pricing of Makena® on the Medicaid system and, together with another Senator, previously sent a letter to the Federal Trade Commission asking the agency to initiate an investigation of our pricing of Makena®. Staff members of the U.S. Senate Finance Committee advised the Company that federal legislation targeted at the Company’s sale of Makena® may be introduced unless the Company further reduces its price. Communications with members of Congress and their staffs indicate that hearings in Congress on the Company’s pricing of Makena® may occur. The FDA communicated to the Company and also separately issued a press release that, in order to ensure continued access for patients needing hydroxyprogesterone caproate, the FDA intended to refrain at this time from taking enforcement action with respect to compounding pharmacies producing 17P in response to individual prescriptions for individual patients. The FDA’s statement has had a substantially negative effect on the Company’s orphan drug marketing exclusivity and a continued failure by the FDA to take enforcement action against compounding pharmacies has resulted in substantial sales of compounded alternatives to Makena® and effective loss of some or all of such marketing exclusivity for the affected period of time. The Company’s representatives met with the FDA staff to discuss access to Makena® and to provide information to the FDA relevant to its public statement. The FDA updated its statement on June 15, 2012 and offered additional guidance on June 29, 2012, as discussed below.

In addition, in March 2011, CMS issued an informational bulletin to state Medicaid programs that they can choose to pay for the extemporaneously compounded 17P as an active pharmaceutical ingredient (“API”) and this can be covered under the “medical supplies, equipment and appliances suitable for use in the home” portion of home health. Because CMS does not require states to list all of the items they cover under this section in the Medicaid state plan, states can cover 17P under their current state plans for certain patients and do not need to submit a state plan amendment to provide for such coverage. On June 15, 2012, CMS updated its statement, as discussed below.

The Company responded to these criticisms and events in a number of respects, including the substantial reduction in the published list price of Makena® from $1,500 per injection to $690 per injection on April 1, 2011 (prior to expected further discounting of such list price by the mandatory 23.1% Medicaid rebate and other supplemental rebates and discounts already agreed to or currently under negotiation with public and private payors), and the expansion of its patient assistance program for patients who are not covered by health insurance or could otherwise not afford Makena® or their respective co-pays. Further, the Company is working directly with health insurers, pharmacy benefit managers, Medicaid management companies, and others regarding the net cost of Makena® coverage and reimbursement programs and other means by which Makena® would be available to patients. The Company can give no assurance as to whether these responses and negotiations will be successful at obtaining an economically sufficient price or unit sales for Makena®.

On June 15, 2012, the FDA issued an update on Makena®.  The FDA statement reported the results of samples of testing of compounded hydroxyprogesterone caproate products and hydroxyprogesterone caproate APIs collected by the FDA, and certain samples obtained from the Company.  FDA stated that “[t]hese samples generally were collected from compounding pharmacies, doctor’s [sic] offices, API distributors, and APIs offered for importation”. FDA stated  “FDA emphasizes that it is applying its normal enforcement policies for compounded drugs to compounded hydroxyprogesterone caproate”, and that “[t]he compounding of any drug, including hydroxyprogesterone caproate, should not exceed the scope of traditional pharmacy compounding.”  FDA ended its statement by stating: “As the Agency has previously explained, FDA generally prioritizes enforcement actions related to compounded drugs using a risk-based approach, giving the highest enforcement priority to pharmacies that compound products that are causing harm or that amount to health fraud.”

On June 15, 2012, CMS also issued an update on Makena®.  In its statement, CMS stated: “[w]e would like to remind States of their responsibility to cover FDA-approved products, such as Makena®, that qualify as covered outpatient drugs under the Medicaid drug rebate program.  Any prior authorization procedures for such drugs must be administered in accordance with Section 1927(d) of the Social Security Act, without imposing unreasonable conditions.”

On June 29, 2012, the FDA issued a Questions and Answers document.  In that document, the FDA stated: “when an FDA-approved drug is commercially available, the FDA recommends that practitioners prescribe the FDA-approved drug rather than a compounded drug unless the prescribing practitioner has determined that a compounded product is necessary for the particular patient and would provide a significant difference for the patient as compared to the FDA-approved commercially available drug product.” The FDA also stated that “the compounding of any drug, including hydroxyprogesterone caproate, should not exceed the scope of traditional pharmacy compounding,” that “[t]he FDA does not consider compounding large volumes of copies, or what are essentially copies, of any approved commercially-available drug to fall within the scope of traditional pharmacy practice,” and that “[t]he FDA may take enforcement action against pharmacies that compound large volumes of drugs that are essentially copies of commercially available products and for which there does not appear to be a medical need for individual patients to whom the drug is dispensed.” The FDA also stated: “[t]he FDA’s June 15, 2012 statement should not be interpreted to mean that the FDA will take enforcement action only if the agency identifies a particular safety problem . . . .”  However, to date the Company is not aware of any enforcement action taken by the FDA related to the compounding of 17P.

On July 5, 2012, the Company filed in the United States District Court for the District of Columbia, a Complaint for Declaratory and Injunctive Relief against the FDA, Margaret A. Hamburg, M.D., in her official capacity as the Commissioner of the FDA, HHS, and Kathleen Sebelius, in her official capacity as the Secretary of HHS. (collectively, the “Defendants”).  The case is styled K-V Pharmaceutical Company v. FDA.  The Company generally alleges that the defendants have violated the Federal Food, Drug, and Cosmetic Act and put the financial interests of Medicaid, other third parties and certain patients above the medical interest of all patients for whom Makena® is indicated.  The Company claims the Defendants’ actions have effectively nullified the Company’s statutory right to market exclusivity under the Orphan Drug Act by approving, inviting, encouraging, and permitting the manufacture and distribution of unapproved, non-customized compounded drugs.  The Company has generally requested the court declare and order, inter alia: (1) that the FDA’s March 30, 2011 and June 15, 2011 statements and the policy of non-enforcement against the compounding of 17P outside the scope of traditional compounding are unlawful, that those statements be withdrawn, that the defendants take sufficient enforcement actions to stop the unlawful competition with Makena® by compounded 17P not customized to meet the special needs of patients who have the condition for which Makena® is indicated but for whom Makena® is medically inappropriate, and that HHS and Secretary Sebelius take further action necessary and appropriate to implement the relief awarded by the court, including withdrawal of CMS’ March 30, 2011 statement regarding the payment for compounded 17P; (2) that the defendants’ allowance of the importation of unapproved API for non-customized compounded 17P is unlawful, and that the defendants terminate its availability; (3) that the FDA has a duty to protect Makena® from unlawful competition due to its orphan drug exclusivity and that the FDA terminate such competition by compounded 17P made outside the traditional scope of compounding; and (4) that the Company is entitled to seven years of market exclusivity for Makena® and that that seven-year period is to be calculated as running from February 3, 2011 to March 30, 2011, and from the date of the grant of any injunctive relief until the date that is six years and 310 days from that date.  The Defendants filed a Motion to Dismiss and Opposition to the Company’s Motion for Injunctive Relief, contending, among other things that: (1) the Company lacks standing because the Complaint did not allege a redressible injury, and (2) the FDA’s statements are a valid exercise of its enforcement discretion and therefore unreviewable.  A hearing on the merits has been scheduled for August 7, 2012.

On July 17, 2012, the Company filed a Complaint and Application for Preliminary Injunction in the United States District Court for the Northern District of Georgia against David A. Cook, in his official capacity as Commissioner of the Georgia Department of Community Health, and Jerry Dubberly, MD in his official capacity as Division Chief of the Medicaid Division of the Georgia Department of Community Health (“DCH”). The case is styled K-V Pharmaceutical Company, Ther-Rx Corporation v. David A. Cook and Jerry Dubberly, MD.  The Company alleges that DCH has unlawfully refused to cover Makena® by maintaining unreasonable restrictions that effectively excludes Makena from DCH’s drug formulary in favor of unapproved compounded versions of 17P causing prescriptions of Makena® written by healthcare professionals for Georgia Medicaid patients to be unlawfully denied.  The Company has requested the court issue a preliminary injunction and a final judgment: (1) declaring that DCH’s policy regarding Makena® violates the Medicaid Act and ordering DCH to rescind its policy; (2) declaring that DCH must defer to healthcare professionals’ clinical judgment and cover Makena® without unreasonable restrictions; (3) declaring that DCH may cover compounded versions of 17P only when the healthcare professional documents the patient has a specific medical need; (4) declaring that DCH ensure all Medicaid care management organizations in Georgia make Makena® available to their Medicaid patients without unlawful restriction and cover compounded 17P only when the healthcare professional documents the patient has a specific medical need; and (5) order all additional relief necessary to ensure clinically eligible Medicaid beneficiaries in Georgia have access to Makena®, including an order that DCH notify all relevant persons of the court’s orders.

On July 25, 2012, the Company filed a Complaint for Preliminary Injunction in the United States District Court for the District of South Carolina Columbia Division against Anthony Keck in his official capacity as Director of Health and Human Services for the State of South Carolina (“SCDHHS”). The case is styled K-V Pharmaceutical Company, Ther-Rx Corporation vs. Anthony Keck.  The Company alleges that SCDHHS has unlawfully refused to cover Makena® by maintaining an unreasonable prior authorization policy that effectively excludes Makena®.  The Company believes SCDHHS’ actions violate the Medicaid Act and its own State Medicaid Plan and that its policy to cover compounded 17P beyond the scope of traditional compounding violates the FDCA.  The Company has generally requested the court prohibit SCDHHS from maintaining its current policy and prohibit the SCDHHS from denying coverage of Makena®.  The Company further requests that the court prohibit SCDHHS from covering compounded 17P, except when prescribed by a physician documenting the patient’s specific medical need for it.  Finally, the Company has asked the Court to require SCDHHS to provide written notice of the judgment to all affected individuals as well as ensure that these orders are implemented throughout the South Carolina Medicaid system.

 The commercial success and viability of the Company is largely dependent upon its efforts related to Makena®, including appropriately responding to the media, physician, institutional, advocacy group and governmental concerns and actions regarding the pricing and sales of Makena®. The Company has substantial debt and liabilities that come due both in the near term and over the next several years and the pricing and revenues that the Company must achieve from the sale of Makena®, together with our sales of other products, must be substantial enough to allow us to meet these obligations, refinance or retire such debt and liabilities when due, and generate sufficient profits to ensure the Company’s viability as a pharmaceutical company prior to the end of the orphan drug exclusivity period for Makena®.

In addition to the sale of our generic products business, we have decided to explore strategic alternatives with respect to certain of our assets.  Such sales could pose risks and may materially adversely affect our business. Our failure to liquidate or sell assets on terms favorable to us, or at all, could have a material adverse effect on our financial condition and cash flows.

 We have completed the sale of substantially all of the assets of PDI, our generic products business and the sale of certain other assets. We currently are exploring strategic alternatives with respect to certain of our other assets. However, due to the general economic slowdown, we will likely be exposed to risks related to the overall macro-economic environment, including a lower rate of return than we have historically experienced on our invested assets and being limited in our ability to sell assets or to identify and carry out advantageous strategic alternatives.

As noted above, we have decided to explore strategic alternatives with respect to certain assets and will seek to identify other assets for potential sale. However, we cannot provide any assurance that we will ultimately be successful with these strategic alternatives or in finding suitable purchasers for the sale of such assets. Even if we are able to find purchasers, we may not be able to obtain attractive terms and conditions for such sales, including attractive pricing. In addition, divestitures of businesses may also involve a number of risks, including the diversion of management and employee attention, significant costs and expenses, the loss of customer relationships, a decrease in revenues and earnings associated with the divested business, and the disruption of operations in the affected business. In addition, divestitures potentially involve significant post-closing separation activities, which could involve the expenditure of significant financial and employee resources.

Our inability to consummate identified sales, manage the post-separation transition arrangements, or identify and carry out advantageous strategic alternatives could adversely affect our business, financial condition, results of operations and cash flows.

An adverse resolution of the private and government litigation and governmental inquiries could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are fully cooperating in certain governmental matters, including pending litigations with the State of Utah with respect to average wholesale pricing (“AWP”) for ETHEX products in past years. See Note 15—“Commitments and Contingencies” of the Notes to Consolidated Financial Statements included in our 2012 Form 10-K. We have also received a civil investigative demand from the State of Texas that appears to pertain to Makena®. We are not aware whether, or the extent to which, any pending governmental inquiries and/or related private litigation might result in the payment of fines, penalties or judgments or the imposition of operating restrictions on our business; however, if we are required to pay fines, penalties or judgments, the amount could be material.

Furthermore, any governmental enforcement action could require us to operate under significant restrictions, place substantial burdens on management, hinder our ability to attract and retain qualified employees and/or cause us to incur significant costs or damages.

In connection with the guilty plea by ETHEX pursuant to the plea agreement, ETHEX was expected to be excluded from participation in federal health care programs, including Medicare and Medicaid. As a result, HHS had discretionary authority to seek to similarly exclude our Company from participation in federal health care programs. In addition, in light of the exclusion of Marc S. Hermelin on November 18, 2010, HHS had discretionary authority to seek to similarly exclude our Company from participation in federal health care programs. However, on November 10, 2010, Mr. M. Hermelin voluntarily resigned as a member of the Board of Directors. We had been advised that HHS notified Mr. M. Hermelin that he would be excluded from participating in federal health care programs effective November 18, 2010. In an effort to avoid adverse consequences to our Company, including the foregoing potential discretionary exclusion of our Company, and to enable our Company to secure our expanded financial agreement, HHS, Mr. M. Hermelin and his wife (solely with respect to shares owned jointly between them and certain other obligations therein) entered into a settlement agreement (the “Settlement Agreement”) under which Mr. M. Hermelin also resigned as trustee of all family trusts that hold KV stock, agreed to divest his personal ownership interests in our Company’s Class A Common and Class B Common stock (approximately 1.8 million shares), including certain shares owned jointly with his wife over an agreed upon period of time in accordance with a divestiture plan and schedule approved by HHS, and agreed to refrain from voting stock under his personal control. In order to implement such agreement, Mr. M. Hermelin and his wife granted to an independent third party immediate irrevocable proxies and powers of attorney to divest his (and their jointly owned) personal stock interests in our Company if Mr. M. Hermelin does not timely do so. The Settlement Agreement also required Mr. M. Hermelin to agree, for the duration of his exclusion, not to seek to influence or be involved with, in any manner, the governance, management, or operations of our Company. As long as the parties comply with the Settlement Agreement, HHS has agreed not to exercise its discretionary authority to exclude our Company from participation in federal health care programs, thereby allowing our Company and our subsidiaries (with the single exception of ETHEX, which was filed for dissolution under state law effective December 15, 2010, pursuant to the Divestiture Agreement with HHS) to continue to conduct business through all federal and state health care programs. The Company is also a signatory to the Settlement Agreement between HHS and Mr. M. Hermelin with respect to certain obligations therein, including adopting certain internal policies and notices, reporting violations, reimbursing certain fees of a third party acting under the agreement, and taking certain actions in support of the agreement, including providing certain assistance in the sale of the shares being divested thereunder.

On November 15, 2010, we entered into the Divestiture Agreement with HHS under which we agreed to sell the assets and operations of ETHEX to unrelated third parties prior to April 28, 2011 and to file articles of dissolution with respect to ETHEX under Missouri law by that date. We filed articles of dissolution for ETHEX on December 15, 2010. Following the filing, ETHEX may not engage in any new business other than winding up its operations and will engage in a process provided under Missouri law to identify and resolve its liabilities over at least a two-year period. Under the terms of the Divestiture Agreement, HHS agreed not to exclude ETHEX from federal health care programs until April 28, 2011 and, upon completion of the sale of the ETHEX assets and of the filing of the articles of dissolution of ETHEX, the agreement terminated. Civil monetary penalties and exclusion of ETHEX could have occurred if we had failed to meet our April 28, 2011 deadline. The sales of ETHEX’s assets (other than certain fixtures as to which HHS has consented to non-divestiture) were completed prior to the April 28, 2011 deadline and ETHEX no longer has any ongoing material assets or operations other than those required to conclude the winding up process under Missouri law. We also received a letter from HHS advising us further that assuming that we have complied with all agreements deemed necessary by HHS, HHS would not exclude ETHEX thereafter. On May 20, 2011, we received a letter from HHS stating that based on its review of the information provided in our monthly reports, it appeared that the Company and ETHEX had completed our obligations under the Divestiture Agreement.

As a result of the foregoing actions and agreements entered into by Mr. M. Hermelin, the two agreements with HHS and the referenced correspondence with HHS, we believe we have resolved our remaining issues with respect to HHS and are positioned to continue to participate in federal health care programs now and in the future. However, a failure by the parties to comply with the Settlement Agreement or the Divestiture Agreement could lead to future exclusion of our Company under certain circumstances and any such exclusion would materially harm our Company and its future business and viability.

In addition, we are subject to a number of private litigation matters as more fully described in Note 15—“Commitments and Contingencies” of the Notes to Consolidated Financial Statements included in our 2012 Form 10-K. If we do not prevail in one or more pending lawsuits, we may be required to pay a significant amount of monetary damages. Furthermore, we have filed lawsuits against the FDA and two State Medicaid agencies, namely  Georgia and South Carolina, and unfavorable decisions in those matters could have significant adverse impact on sales of Makena® and the Company.

Our ongoing private litigation and governmental inquiries also could impair our ability to raise additional capital.

We are involved in various legal proceedings and may experience unfavorable outcomes of such proceedings (see Note 15—“Commitments and Contingencies” of the Notes to Consolidated Financial Statements included in our 2012 Form 10-K).

We are subject to or  involved in various legal proceedings, including, but not limited to, patent infringement, product liability, breach of contract, stockholder class action lawsuits, employment lawsuits, indemnification claims, governmental pricing lawsuits, and proceedings relating to Medicaid reimbursements that involve claims for, or the possibility of, fines and penalties involving substantial amounts of money or other relief. In December 2008 and January 2009, three lawsuits were filed against the Company in United States District Court for the Eastern District of Missouri. The operative complaints in these three cases purport to state claims arising under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on behalf of a putative class of stock purchasers. The three cases were subsequently consolidated. The amended complaint for the consolidated action, styled Public Pension Fund Group v. KV Pharma. Co., et al., was filed on May 22, 2009. The court granted the Company’s motion to dismiss the Company and all individual defendants in February 2010 and in October 2010, the court denied plaintiffs’ motion for relief from the order of dismissal and to amend pleadings. The plaintiffs appealed the District Court’s decision to the Eighth Circuit Court of Appeals. On June 4, 2012, the Court of Appeals affirmed that plaintiffs did not adequately plead that the Company made false or misleading statements about earnings as they relate to the manufacturer of Metoprolol and that the liability claims alleged against certain individual defendants should be dismissed.  The Court of Appeals reversed and remanded the remainder of the action holding that plaintiffs had adequately pleaded that the Company’s statements regarding the Company’s compliance with FDA regulations and cGMP were false or misleading.  The Court of Appeals also directed the District Court to grant plaintiffs’ motion for leave to amend its complaint.  It is unclear what impact the decision the Court of Appeals to allow an amended complaint will have on the ultimate outcome of this case or what the impact will be on the Company’s financial position or results of operations.  We have also sued the FDA and HHS to enforce our orphan drug rights with respect to Makena®. For further discussion, please see the information under the risk factor titled “Our future business success in the next several years, as well as the continuing operation of our Company, depends critically upon our ability to achieve revenues from the sale of Makena® consistent with our business expectations. A failure to achieve these objectives and sufficient market success in selling Makena® will materially adversely affect the success and viability of our Company and would likely result in a default under our debt obligations.”  Any adverse determination with respect to any legal proceedings or inquiries could have a material adverse effect on our business, financial position and results of operations.

We are involved in various legal proceedings with our former Chief Executive Officer and may experience unfavorable outcomes of such proceedings.

On December 5, 2008, the Board terminated the employment agreement of Marc S. Hermelin, the Chief Executive Officer of the Company at that time, “for cause” (as that term is defined in such employment agreement). Additionally, the Board removed Mr. M. Hermelin as Chairman of the Board and as the Chief Executive Officer, effective December 5, 2008. In accordance with the termination provisions of his employment agreement, the Company determined that Mr. M. Hermelin would not be entitled to any severance benefits. In addition, as a result of Mr. M. Hermelin’s termination “for cause,” the Company determined it was no longer obligated for the retirement benefits specified in the employment agreement. However, Mr. M. Hermelin informed the Company that he believed he effectively retired from his employment with the Company prior to the termination of his employment agreement on December 5, 2008 by the Board. If it is determined that Mr. M. Hermelin did effectively retire prior to December 5, 2008, the actuarially determined present value (as calculated in December 2008) of the retirement benefits due to him would total $36.9 million.  On November 10, 2010, Mr. M. Hermelin voluntarily resigned as a member of the Board.

On March 22, 2011, Mr. M. Hermelin made a demand on the Company for indemnification with respect to his payment of $1.9 million imposed by the United States District Court as a fine and forfeiture of pecuniary gain as part of the sentence resulting from his guilty plea entered by the Court on March 10, 2011. Mr. M. Hermelin pled guilty to two federal misdemeanor counts as a responsible corporate officer of the Company at the time when a misbranding of two morphine sulfate tablets occurred that contained more of the active ingredient than stated on the label. In addition, the Company has advanced, under the terms of the Indemnification Agreement, legal expenses amounting to approximately $7.3 million to various law firms that represented Mr. M. Hermelin for legal matters including the FDA and SEC investigations, the Department of Justice inquiry, the Audit Committee investigation, the HHS exclusion, various class action lawsuits and the lawsuits between Mr. M. Hermelin and the Company related to advancement, indemnification and retirement benefits. Under the Company’s Indemnification Agreement entered into with all directors, including Mr. M. Hermelin when he served as Chairman of the Board and Chief Executive Officer of the Company, as a condition for the advancement of expenses, each director is required to sign an undertaking to reimburse the Company for the advanced expenses in the event it is found that the director is not entitled to indemnification. Mr. M. Hermelin’s demand for reimbursement of the $1.9 million fine and forfeiture, the advancement of legal fees to represent him for various legal matters and whether such advancement should be indemnified is being handled by a special committee of independent directors appointed by the Board of Directors of the Company. On March 12, 2012, over the objection of the Company, Mr. M. Hermelin presented a demand to a bank to release $4.5 million to him, as beneficiary, under a letter of credit that had been maintained by the Company according to the terms of his terminated employment agreement.  The letter of credit was originally established by the Company upon entering into the now terminated employment agreement in December 1996. The letter of credit was not renewed and on March 31, 2012 the bank released the $4.5 million to Mr. M. Hermelin. On April 25, 2012,  Mr. M. Hermelin filed an amended counterclaim against the Company and a third-party petition against certain former directors and officers of the Company alleging, among other things, breach of contract, wrongful termination, malicious prosecution, breach of good faith and fair dealing, breach of fiduciary duty, intentional infliction of emotional distress and defamation, and seeking damages in excess of $80.0 million, for breach of contract and breach of the covenant of good faith and fair dealing, and an additional $100.0 million for tort claims and punitive damages.  On October 11, 2011, the Company, at the direction of the Special Committee, filed a Petition for declaratory judgment in the Circuit Court of St. Louis County against Mr. M. Hermelin styled K-V Pharmaceutical Company v. Marc Hermelin seeking a declaration of rights of the parties with regard to Mr. M. Hermelin’s employment and indemnification agreements with the Company. The Company alleges that Mr. M Hermelin is not entitled to payments under such agreements due to breaches of his fiduciary obligations to the Company and its Board.

On October 14, 2011, Mr. M. Hermelin filed an action in the Court of Chancery in the State of Delaware styled Marc S. Hermelin v. K-V Pharmaceutical Company, seeking: advancement of expenses in connection with certain proceedings; mandatory and permissive indemnification of attorneys’ fees and other expenses incurred as to other proceedings; and advancement of attorneys’ fees that he has incurred and will incur in the St. Louis County and Delaware actions. Mr. M. Hermelin claims that he is entitled to such amounts under the Company’s Bylaws, Delaware law and his indemnification agreement. On February 7, 2012 the Court of Chancery issued a Memorandum Opinion determining: (1) Mr. M. Hermelin is not entitled to advancement from the Company in connection with a matter related to the release of certain jail records; (2) Mr. M. Hermelin is not entitled to mandatory indemnification with respect to his payment of $1.9 million fine and forfeiture resulting from his guilty plea; (3) Mr. M. Hermelin is not entitled to mandatory indemnification in the HHS exclusion matter; and (4) Mr. M. Hermelin is entitled to mandatory indemnification in the FDA consent decree matter.  The court further held that the remaining issues, including Mr. M. Hermelin’s claim for indemnity for the fines and expenses he incurred in the criminal matter and expenses he incurred in connection with his exclusion from federal health care programs by HHS and the Audit Committee’s investigation of his conduct, require a plenary trial on the issues of whether Mr. M. Hermelin is entitled to indemnification for those.  The trial is scheduled for June 2013.

Any determination with respect to these legal proceedings adverse to the Company could have a material adverse effect on our business, financial condition, results of operations and ability to continue as a going concern, including creating events of default under our secured and unsecured debt obligations. In addition, if required to be paid, certain of the indemnification obligations may not be “covered matters” under our directors’ and officers’ liability insurance, or there may be insufficient coverage available. Further, in the event Mr. M Hermelin is ultimately determined not to be entitled to indemnification, we may not be able to recover the amounts previously advanced to him. Due to these insurance coverage limitations, we may incur significant unreimbursed costs to satisfy our indemnification and other obligations, which may have a material adverse result on our financial condition, results of operations and cash flows.

The indenture governing the 2015 Notes contains operating and financial restrictions which may hinder our ability to pursue business opportunities and operate our business.

The indenture governing the 2015 Notes contains significant operating and financial restrictions that may prevent us from pursuing certain business opportunities and restrict our ability to operate our business. These restrictions will limit or prohibit, among other things, our ability to: (1) incur additional indebtedness or issue certain preferred shares; (2) pay dividends, redeem subordinated debt or make other restricted payments on capital stock; (3) designate our subsidiaries as Unrestricted Subsidiaries (as defined in the indenture); (4) change our line of business; (5) transfer or sell assets, including the capital stock of our subsidiaries; (6) make certain investments or acquisitions; (7) grant liens on our assets; (8) incur dividend or other payment restrictions affecting certain subsidiaries; (9) use cash proceeds from asset sales; and (10) merge, consolidate or transfer substantially all of our assets. See Note 13—“Long-Term Debt—Senior Notes” of the Notes to Consolidated Financial Statements included in our 2012 Form 10-K for a further description of the 2015 Notes.

Any significant interruption in the supply of raw materials or finished product could have a material adverse effect on our business.

The active pharmaceutical ingredient (i.e., the chemical compounds that produce the desired therapeutic effect in our products) and other materials and supplies used in the products we sell, Evamist® and Makena®, are purchased by our contract manufacturers from many different domestic and foreign suppliers.

Our contract manufacturers also maintain safety stocks in our raw materials inventory, and in certain cases where we have listed only one supplier in our applications with the FDA, we have received FDA approval to use alternative suppliers should the need arise. However, there is no guarantee that we will always have timely and sufficient access to a critical raw material or finished product, or access to such materials or products on commercially reasonable terms. A prolonged interruption in the supply of a single-sourced raw material, including the active ingredient, or finished product could cause our business, financial condition, results of operations or cash flows to be materially adversely affected. In addition, our contract manufacturers’ capabilities could be impacted by quality deficiencies in the products which our suppliers provide, which could have a material adverse effect on our business.

Where we purchase finished products for sale, it is possible for the ability or willingness of our suppliers to supply us to be disrupted, delayed or terminated, including as a result of regulatory actions by the FDA or other government agencies, including shipping halts, product seizures and recalls affecting such suppliers, or as a result of labor stoppages, facility damage or casualties, or other sources of interruption. Such interruptions could have a material adverse effect on our business.

We may not have access to the full amount available under the committed equity line financing facility.

           Although the equity line financing facility with Commerce Court provides for access to up to $20.0 million, before Commerce Court is obligated to purchase any shares of our Class A Common Stock pursuant to a draw down notice, certain conditions specified in the Purchase Agreement must be met. Some of these conditions are not in our control. There is no guarantee that these conditions will be met nor is there any guarantee that any of the other conditions in the Purchase Agreement will be met that would enable a drawdown of any portion of the amounts available under the equity line financing facility with Commerce Court. The amount and timing of how much we are able to draw are subject to a variety of factors including the trading price and trading volume of our Class A Common Stock, the number of trading days that must lapse between draw requests and a limit on the amount of shares that Commerce Court will own at any given time.  Any draws require the unanimous approval of the Company’s Board of Directors.

We may be subject to substantial damages for product liability claims.

The design, development, manufacturing and sale of our products involve an inherent business risk of exposure to product liability claims by consumers and other third parties in the event that the use of our products is alleged to have resulted in adverse effects. In particular, the administration of drugs to humans may cause, or may appear to have caused, adverse side effects (including death) or potentially dangerous drug interactions that we may not learn about or understand fully until the drug has been administered to patients for some time.

As described in Note 15—“Commitments and Contingencies” of the Notes to Consolidated Financial Statements included in our 2012 Form 10-K, we are involved in various product liability claims, including both lawsuits and pre-litigation claims. Product liability claims are complex in nature and, regardless of their merits or their ultimate outcomes, are costly, divert management’s attention, may adversely affect our reputation, may reduce demand for our products and may result in significant damages. We may also become subject to claims by private parties with respect to the alleged conduct that is the subject of the plea agreement.

We currently have product liability insurance to mitigate the risks involved with our products, but the insurance coverage is not sufficient to cover fully all of these claims. In addition, we are subject to the risk that our insurers will seek to deny coverage for claims that we believe should be covered. Our insurers have, in certain cases, reserved their rights with respect to certain claims or cases that have been brought against us. Furthermore, adequate insurance coverage might not be available in the future at acceptable costs, if at all. Significant judgments against us for product liability and the high costs of defense against such lawsuits, not covered or not fully covered by insurance, could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, even if a product liability claim is not successful, the adverse publicity and time and expense of defending such a claim may interfere with our business.

If we do not meet the New York Stock Exchange continued listing requirements, our common stock may be delisted.

On June 26, 2012 and July 16, 2012, respectively, we received notices from the NYSE that the average closing share prices of our Class A Common Stock and Class B Common Stock each fell below the quantitative continued listing standard to maintain a 30 trading-day average closing share price of greater than $1.00 during any consecutive 30 trading-day period. While the NYSE allows a six-month period to again meet the quantitative continued listing standard before our stock is delisted from the NYSE, we face the risk that the average closing share price may not rise to a level necessary to satisfy this requirement.  In order to again meet the standard, the price of our Class A Common Stock and Class B Common Stock each will need to be at least $1.00 per share on the last trading day of any calendar month during the six-month cure period and the average closing share price must be at least $1.00 over the 30 trading-day period ending on the last trading day of that month.

On July 16, 2012, we also received notice from the NYSE that the Company failed to meet two other continued listing standards that require the Company to maintain a market capitalization of at least $50.0 million over a consecutive 30 trading-day period and total stockholders’ equity of at least $50.0 million.  While the NYSE allows an 18-month period to again meet the market capitalization continued listing standard before our stock is delisted from the NYSE, we face the risk that our market capitalization and/or stockholders’ equity may not rise to a level necessary to satisfy this requirement. In addition, we are required to provide the NYSE, within 45 days or receipt of the July 16th notice, our plan to achieve compliance with the listing standards within the 18-month period.

To maintain our listing on the NYSE, we must again meet the NYSE continued listing standards for share price, minimum market capitalization and total stockholders’ equity and other continued listing criteria. If our common stock were delisted, it likely would reduce the liquidity and market price of our common stock and negatively impact our ability to raise equity financing and access the public capital markets, which, in turn, could materially adversely impact our results of operations and financial condition. In addition to the notice received on June 26, 2012, at certain points during calendar years 2010 and 2011, the 30 trading-day average closing share price of shares of our Class A Common Stock failed to meet the quantitative continued listing standard. We can provide no assurance that we will again be able to meet the quantitative continued listing standards for shares of our Class A Common Stock and/or Class B Common Stock.

Pursuant to the indentures governing our convertible notes and our 2015 Notes, a default in the payment of other indebtedness or any final non-appealable judgments could result in these debt obligations becoming immediately due and payable, which could have a material adverse effect on our business, financial condition and cash flows.

In May 2003, we issued $200.0 million principal amount of 2.5% Contingent Convertible Subordinated Notes which mature in 2033 (the “2033 Notes”). We are current in all our financial payment obligations under the indenture governing the 2033 Notes; however, an interest payment of $2.5 million is due November 16, 2012.  Holders of the 2033 Notes may require us to offer to repurchase their 2033 Notes for cash upon the occurrence of a change in control or on May 16, 2013, 2018, 2023 and 2028. The source of funds for any repurchase of the 2033 Notes required as a result of any such events may include our available cash or cash generated from operating activities or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling entity. The use of available cash to fund the repurchase of the 2033 Notes may impair our ability to obtain additional financing in the future. Any such repayment is a restricted payment under the indenture governing the 2015 Notes and is not permitted unless the 2015 Notes are refinanced with other indebtedness or repaid.

However, a failure by us or any of our subsidiaries to pay any indebtedness or any final non-appealable judgments in excess of $0.8 million constitutes an event of default under the indenture. An event of default would permit the trustee under the indenture or the holders of at least 25% of the 2033 Notes to declare all amounts owing to be immediately due and payable and exercise other remedies, which would materially adversely affect our business, financial condition and cash flows, as well as our ability to continue as a going concern. In addition, if an event of default under the indenture was to be triggered and the 2033 Notes repaid, we could recognize cancellation of indebtedness income. Such cancellation of indebtedness income would result in a tax liability to the extent not reduced by our tax attributes. Additionally, a default in payment of other indebtedness in the amount of $5.0 million or more, including an event of default with respect to the 2033 Notes, would trigger a default under the indenture governing the 2015 Notes, which would materially adversely affect our business, financial condition and cash flows, as well as our ability to continue as a going concern.

Our indemnification obligations and limitations of our directors’ and officers’ liability insurance may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Under Delaware law, our Amended Certificate of Incorporation and By-Laws and certain indemnification agreements to which we are a party, we have an obligation to indemnify, or we have otherwise agreed to indemnify, certain of our current and former directors, officers and associates with respect to current and future inquiries, investigations and litigation (see Note 15—“Commitments and Contingencies” of the Notes to Consolidated Financial Statements included in our 2012 Form 10-K). In connection with some of these pending matters, we are required to, or we have otherwise agreed to, advance, and have advanced, significant legal fees and related expenses to several of our current and former directors, officers and associates and expect to continue to do so while these matters are pending. Certain of these obligations may not be “covered matters” under our directors’ and officers’ liability insurance, or there may be insufficient coverage available. Further, in the event the directors, officers and associates are ultimately determined to not be entitled to indemnification, we may not be able to recover the amounts we previously advanced to them.

In addition, we have incurred significant expenses in connection with the pending inquiries, investigations and litigation. We maintain directors’ and officers’ liability insurance for non-indemnifiable securities claims and have met the retention limits under these policies with respect to these pending matters. We cannot provide any assurances that pending claims, or claims yet to arise, will not exceed the limits of our insurance policies, that such claims are covered by the terms of our insurance policies or that our insurance carrier will be able to cover our claims. Due to these insurance coverage limitations, we may incur significant unreimbursed costs to satisfy our indemnification and other obligations, which may have a material adverse effect on our financial condition, results of operations and cash flows.

On March 22, 2011, Mr. M. Hermelin made a demand on the Company for indemnification with respect to his payment of $1.9 million imposed by the United States District Court as a fine and forfeiture of pecuniary gain as part of the sentence resulting from his guilty plea entered by the Court on March 10, 2011. Mr. M. Hermelin pled guilty to two federal misdemeanor counts as a responsible corporate officer of the Company at the time when a misbranding of two morphine sulfate tablets occurred which contained more of the active ingredient than stated on the label. In addition, the Company has advanced, under the terms of the Indemnification Agreement, legal expense amounting to approximately $7.3 million to a variety of law firms who represented Mr. M. Hermelin for legal matters including the FDA and SEC investigations, the U.S. Department of Justice inquiry, the Audit Committee investigation, the HHS exclusion and various class action lawsuits. Under the Company’s standard Indemnification Agreement entered into with all directors, including Mr. M. Hermelin when he served as Chairman of the Board and Chief Executive Officer of the Company, as a condition for the advancement of expenses, each director is required to sign an undertaking to reimburse the Company for the advanced expenses in the event it is found that the director is not entitled to indemnification. Mr. M. Hermelin’s demand for reimbursement of the $1.9 million fine and forfeiture, and whether the advanced legal fees to represent him for various legal matters should be indemnified, is currently the subject of litigation between the Company and Mr. M. Hermelin.

We have significant post-closing obligations related to the sale of the assets of K-V Generic subsidiary and our generic products business to Zydus Pharmaceuticals.

We sold our generics business on August 8, 2011. The sale of a business involves a number of risks, including the diversion of management and employee attention, significant costs and expenses, the loss of customer relationships, a decrease in revenues and potential for future earnings associated with the divested business, and the disruption of operations in the affected business. In addition, divestitures potentially involve significant post-closing separation activities, and the possibility of claims for breach of representations, warranties or covenants under the sale agreement, which could involve the expenditure of significant financial and employee resources. Inability to manage the post-separation transition arrangements could adversely affect our business, financial condition, results of operations and cash flows.

If we are unable to address the issues identified in the consent decree and resume manufacturing and distribution of more of our approved products in a timely and cost-effective manner, our business, financial position, results of operations and cash flows will continue to be materially adversely affected.

On March 2, 2009, we entered into a consent decree with the FDA regarding our drug manufacturing and distribution, which is described in more detail in Part II, Item 7—“Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our 2012 Form 10-K. Our actions and the requirements under the consent decree have had, and are expected to continue to have, a material adverse effect on our liquidity position and operating results.

The consent decree required us, before resuming manufacturing at our former facilities, to retain an independent cGMP expert to undertake a review of our facilities, policies, procedures and practices and to certify compliance with the FDA’s cGMP regulations. On January 13, 2010, our independent cGMP expert, Lachman, notified the FDA that it had performed a comprehensive inspection and that our facilities and controls are in compliance with cGMP and the consent decree but advised us to enact further enhancements to certain aspects of our cGMP systems. In accordance with the advice from Lachman, we continued to enhance our cGMP systems, and Lachman subsequently reinspected our cGMP systems and on April 26, 2010 certified our compliance with all cGMP systems requirements. On July 27, 2010, we received a certification from Lachman regarding the first group of our approved products for which we sought FDA approval to manufacture and return to the market. In August 2010, the FDA re-inspected our facilities without issuing any adverse findings, and in September 2010, the FDA determined that our facilities are in compliance, allowing us to resume shipment of our now-divested Potassium Chloride Extended Release Capsule products. On June 29, 2012 we entered into an Amended and Restated Supply Agreement with Perrigo Israel Pharmaceuticals Ltd. which we anticipate will allow us to market Perrigo’s butoconazole 2% antifungal product under the Gynazole-1® brand name.  We expect to resume shipping this Gynazole-1® product and Clindesse® in fiscal year 2013.  We are currently carrying out the preparatory work on Clindesse® in conjunction with two potential contract manufacturers for which Lachman certification and FDA approval is sought. We cannot assure that we will be able to reintroduce these products on a timely basis or at all.

We currently do not expect to resume shipments of additional products until sometime during fiscal year 2013. In addition, we expect that any resumption of shipments of additional products will be limited to only a few products. Despite our efforts, there can be no assurance that our initiatives with respect to the additional products that are intended to comply with the requirements under the consent decree and enable us to reintroduce certain of our other approved products to the market will be successful within the time frames currently projected by management or at all. If we are not able to obtain the FDA’s permission for our contract manufacturers to resume manufacturing and distribution of our other products in a timely manner at a reasonable cost, our business, financial position, results of operations and cash flows will continue to be materially adversely affected, which would have a material adverse effect on our ability to continue as a going concern.

In addition, one of our top priorities is to maintain and attempt to increase our cash and financial resources. As a result, if we determine that our current goal of meeting the consent decree requirements and returning certain of our other approved products to market is likely to be significantly delayed, we may decide to further reduce our operations, including further reductions of our employee base, and to significantly curtail some or all of our efforts to meet the consent decree requirements and return our approved products to market. Such decision would be made on an analysis of the costs and benefits of bringing particular additional approved products back to the marketplace as well as based on our ability to manage our near-term cash obligations, to obtain additional capital through asset sales and/or external financing and to expeditiously meet the consent decree requirements and return certain of our approved products to market. If such decision were to be made, we currently anticipate that we would focus our efforts on products that we believe have the highest potential return on investment, which we currently believe to be primarily Makena®. We are evaluating other alternatives available to us in order to increase our cash balance.

We rely upon third parties to manufacture the products that we distribute and any disruption to such parties’ business could negatively impact our ability to supply our products.

The two products, we currently market, Evamist® and Makena®, are manufactured by third parties.  In addition, we anticipate re-launching our Clindesse® product and marketing Perrigo’s butoconazole 2% antifungal product under the Gynazole-1® brand name in fiscal year 2013.  We anticipate that these products will be manufactured for us by Perrigo.  We are not aware of any circumstances that would cause a disruption in our contract manufacturers’ ability to supply us with sufficient quantities of these products; however, we cannot offer assurances that our suppliers will not experience a future problem with their businesses or be subject to regulatory action resulting in our not being able to obtain sufficient quantities of our products.

Even if we are able to address the issues identified in the consent decree and resume distribution and third-party manufacturing of some or all of our other approved products in a timely and cost-effective manner, our business, financial position, results of operations and cash flows could continue to be materially adversely affected.

As discussed above, we have been unable to manufacture or ship certain products that we formerly manufactured for an extended period of time and we sold our manufacturing operations in August 2011. We operate in a highly competitive industry and it is possible that, even if we are able to return some of our other approved products to the market, certain of our customers will purchase smaller quantities or no quantities of our products. Such a potential loss of market share would likely result in limiting the prices we are able to charge for our approved products, which will negatively impact our gross margin.

In addition, our financial position is expected to be adversely affected by our inability to have manufactured and distribute certain of our unapproved products until such time as there is an approved ANDA or NDA for each such product, which will only occur if we decide to pursue, and are able to fund, the studies required for such approvals over an extended period of time. It is possible that we may not be able to return all or any of our unapproved or approved products to market. Moreover, entering into the consent decree, as well as the criticism regarding the list pricing of Makena®, may have damaged our reputation in the market, which could result in a competitive disadvantage.  Furthermore, general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control, may affect our future performance.  Therefore, even after we are able to resume shipment of our other approved products, our business might not generate cash flow at or above historic levels, which could have a material adverse effect on our financial position, results of operations and cash flows.

We face continuing risks in connection with the plea agreement with the U.S. Department of Justice related to allegations of failure to make and submit field alert reports to the FDA in September 2008.

We, at the direction of a temporary special committee of the Board of Directors that was in place prior to June 10, 2010, responded to requests for information from the Office of the United States Attorney for the Eastern District of Missouri and FDA representatives working with that office. As more fully described in Note 15—“Commitments and Contingencies” of the Notes to Consolidated Financial Statements included in our 2012 Form 10-K, our subsidiary ETHEX entered into a plea agreement with the U.S. Department of Justice that relates to allegations of failure to make and submit field alert reports to the FDA in September 2008 regarding the discovery of certain undistributed tablets that failed to meet product specifications. In exchange for the voluntary guilty plea by ETHEX, the U.S. Department of Justice agreed that no further federal prosecution will be brought in the Eastern District of Missouri against ETHEX, KV or Ther-Rx regarding allegations of the misbranding and adulteration of any oversized tablets of drugs manufactured by us, and the failure to file required reports regarding these drugs and patients’ use of these drugs with the FDA, during the period commencing on January 1, 2008 through December 31, 2008. However, the plea agreement does not bind any governmental office or agency other than the United States Attorney for the Eastern District of Missouri and the Office of Consumer Litigation and we cannot rule out regulatory or other actions by governmental entities not party to the plea agreement. In addition, the plea agreement does not limit the rights and authority of the United States of America to take any civil, tax or administrative action against us, and any recommendation in the plea agreement as to the amount of loss or restitution is not binding upon the United States in any civil or administrative action by the government against us.

We may also become subject to claims by private parties with respect to the alleged conduct that is the subject of the plea agreement.

Pursuant to the plea agreement, ETHEX is subject to a criminal fine in the aggregate amount of $23.4 million, using the standard federal judgment rate of 0.22% per annum, payable as follows:

Payment Amount including interest ($ in millions)	Payment Due Date
$2.3	March 12, 2010
1.0	December 15, 2010
1.0	June 15, 2011
1.0	December 15, 2011
2.0	June 15, 2012
4.0	December 15, 2012
5.0	June 15, 2013
7.1	December 15, 2013

 The Company made all payments that were due to date as scheduled. If we fail to make any of the remaining installment payments, the U.S. Attorney’s Office, in its sole discretion, may void the plea agreement, keep any payments already made under the plea agreement and prosecute us using, among other evidence, the admissions made in the plea agreement.

We face significant risks if we default on our obligations to the government in connection with the settlement of certain alleged false claims.

On August 29, 2002, Constance Conrad (“Relator”) filed a complaint in the United States District Court for the District of Massachusetts styled United States ex rel. Constance Conrad, et al. v. Abbott Laboratories, Inc., pursuant to the qui tam provisions of the False Claims Act, against multiple defendants, including the Company.  On December 6, 2011, the Company entered into a settlement agreement with the Department of Justice, the United States Attorney’s Office for the District of Massachusetts, the Office of Inspector General of the Department of Health and Human Services and the TRICARE Management Activity (collectively the “United States”) to resolve this dispute.  Pursuant to this settlement agreement, the Company agreed to pay a total sum of $17.0 million, plus interest, to the United States in installments over five years as follows:

Total Payment Amounts Including Interest ($ in millions)	Payment Year
$0.6	2011
0.4	2012
2.4	2013
3.4	2014
5.4	2015
6.7	2016

The Company made the payments that were due to date. In addition, the Company agreed to pay certain attorneys’ fees and costs to Relator’s counsel. In exchange for this settlement agreement, the Company obtained releases from the Relators and limited releases from the United States for the covered conduct.  There is no guarantee that certain government agencies will not pursue similar claims for the covered conduct or in connection with other Company products.

In the event we default on our payment obligations the United States may, among other things, seek to have the Company excluded from participation in federal and state health care programs and seek payment for the full amount of damages alleged in the suit.

Continuing negative publicity from the consent decree, the plea agreement, our list pricing of Makena® and ongoing litigation and governmental inquiries may have a material adverse effect on our business, financial condition, results of operations and cash flows.

As a result of the consent decree, the plea agreement, our list pricing of Makena®, ongoing litigation and governmental inquiries and related matters, we have been the subject of negative publicity. This negative publicity may harm our relationships with current and future investors, government regulators, employees, customers and vendors. For example, negative publicity may adversely affect our reputation, which could harm our ability to obtain new customers, maintain existing business relationships with other parties and maintain a viable business in the future. Also, it is possible that the negative publicity and its effect on our work environment could cause our employees to terminate their employment or, if they remain employed by us, result in reduced morale that could have a material adverse effect on our business. In addition, negative publicity has and may continue to adversely affect our stock price and, therefore, employees and prospective employees may also consider our stability and the value of any equity incentives when making decisions regarding employment opportunities. As a result, our business, financial condition, results of operations and cash flows could be materially adversely affected.

The consent decree, the plea agreement, the Settlement Agreement, the Divestiture Agreement, our list pricing of Makena® and the ongoing governmental and private litigation and governmental inquiries have resulted in significant fees, costs and expenses, diverted management time and resources, and could have a material adverse effect on our business, financial condition and cash flows.

We have incurred significant costs associated with, or as a consequence of, the steps taken by us in connection with the nationwide recall and suspension of shipment of all products manufactured by us, the requirements under the consent decree, the plea agreement, the Settlement Agreement, the Divestiture Agreement, our list pricing of Makena® and the ongoing governmental and private litigation and governmental inquiries, including legal fees (including advancement of legal fees to individuals pursuant to our indemnification obligations), accounting fees, consulting fees and similar expenses. Although we believe that a portion of these expenditures may be recoverable from insurance policies that we have purchased, the insurance does not extend to all of these expenditures, the insurance limits may be insufficient even with respect to expenditures that would otherwise be covered, and the insurance carriers have reserved their rights to contest coverage under the insurance policies on multiple grounds. In addition, our Board, management and employees have expended a substantial amount of time in connection with these matters, diverting resources and attention that would otherwise have been directed toward our operations and implementation of our business strategy.

We expect to continue to spend additional time and incur significant additional professional fees, expenses and costs, including administrative expenses similar to those discussed above, as well as costs associated with the remedial activities adopted by the Audit Committee or the Board.

Pursuant to the plea agreement, we are subject to fines, restitution and forfeiture in the remaining aggregate amount of $16.1 million still to be paid. In addition, we are not aware whether, or the extent to which, any pending governmental inquiries and/or related private litigation might result in the payment of fines, penalties or judgments or the imposition of operating restrictions on our business; however, if we are required to pay fines, penalties or judgments, the amount could be material. In addition, if we do not prevail in one or more pending lawsuits, we may be required to pay a significant amount of monetary damages, which could have a material adverse effect on our financial position, results of operations and cash flows.

 We have only recently become current in the filing of our periodic reports with the SEC.

Our efforts to become and remain current with our SEC filings have required and will continue to require substantial management time and attention as well as additional accounting and legal expense. We were required to restate our financial statements in our fiscal year 2011 Form 10-K and certain quarterly reports due to an error in accounting for certain warrants.  If we are not able to remain current with our SEC filings, investors in our securities will not have information regarding the current state of our business and financial condition with which to make decisions regarding investment in our securities. We will not be able to conduct any registered offerings unless we remain current in our SEC filings and we will not be eligible to use a “short form” registration statement on Form S-3 for a period of 12 months after the time we became current in our SEC filings. Until we are again eligible to use Form S-3, we are required to use a registration statement on Form S-1 to register securities with the SEC or issue such securities in a private placement, which could increase the cost of raising capital. If we do not remain current with our SEC filings, our securities may be delisted from the NYSE and we may not maintain compliance with certain of our debt covenants.

Our industry is highly regulated and our products are subject to ongoing regulatory review, and even if we address the issues identified in the consent decree and resume manufacturing and distribution of more of our approved products, we likely will continue to be subject to heightened scrutiny with regard to our operations.

Our Company, our drug products, the manufacturing facilities for our drug products, the distribution of our drug products, and our promotion and marketing materials are subject to strict and continual review and periodic inspection by the FDA and other regulatory agencies for compliance with pre-approval and post-approval regulatory requirements, including cGMP regulations, adverse event reporting, advertising and product promotion regulations, and other requirements.

As a result of our consent decree and the plea agreement, we anticipate that we will be scrutinized more closely than other companies by the FDA and other regulatory agencies, even if we address the issues identified in the consent decree and resume manufacturing and distribution of additional products. Failure to comply with manufacturing and other post-approval state or federal laws, regulations of the FDA and other regulatory agencies can, among other things, result in warning letters, fines, increased compliance expense, denial or withdrawal of regulatory approvals, additional product recalls or seizures, forced discontinuance of or changes to important promotion and marketing campaigns, operating restrictions and criminal prosecution. The cost of compliance with pre- and post-approval regulation may have a negative effect on our operating results and financial condition.

In addition, the requirements or restrictions imposed on us or our products may change, either as a result of administratively adopted policies or regulations or as a result of the enactment of new laws and new government oversight. At present, the activities of pharmaceutical companies are subject to heightened scrutiny by federal and state regulators and legislators, and FDA enforcement is expected to increase. Any new statutory or regulatory provisions or policy changes could result in delays or increased costs during the period of product development, clinical trials, and regulatory review and approval, as well as increased costs to assure compliance with any new post-approval regulatory requirements.

If we are unable to commercialize products under development or that we acquire, our future operating results may suffer.

Certain products we develop or acquire will require significant additional development and investment prior to their commercialization. Our research and development activities, pre-clinical studies and clinical trials (where required), possible future manufacturing activities and the anticipated marketing of our product candidates are subject to extensive regulation by a wide range of governmental authorities in the United States, including the FDA. To satisfy FDA regulatory approval standards for the commercial sale of our product candidates, we must, among other requirements, demonstrate in adequate and well-controlled clinical trials that our product candidates are safe and effective.

Even if we believe that data from our pre-clinical and clinical studies demonstrates safety and efficacy, our analysis of such data is subject to confirmation and interpretation by the FDA, which may have different views on the design, scope or results of our clinical trials, which could delay, limit or prevent regulatory approval. The FDA wields substantial discretion in deciding whether a drug meets the approval criteria, and even if approved, such approval may be conditioned on, among other things, restricted promotion, restricted distribution, a risk evaluation mitigation strategy, or post-marketing studies. Such restrictions may negatively affect our ability to market the drug among competitor products, as well as adversely affect our business.

We expect that many of these products will not be commercially available for several years, if at all. We cannot assure you that such products or future products will be successfully developed, prove to be safe and effective in clinical trials (if required), meet applicable regulatory standards, or be capable of being manufactured in commercial quantities at reasonable cost or at all. If we are unable to commercialize products under development or that we acquire, our future operating results may suffer.

Previous suspensions of product shipments exposed us to failure to supply claims from our customers and could expose us to additional claims in the future.

In addition to the loss of revenue, the suspension of product shipments exposes us to possible claims for certain additional costs. Pursuant to arrangements between us and certain of our customers, such customers, despite the formal discontinuation action by us of our products, may assert, and certain customers have asserted, that we should compensate such customers for any additional costs they incurred for procuring products we did not supply. The amount of such compensation is affected by the price of any replacement product and the terms of the relevant customer agreement. Following our suspension of shipments, the price of certain products increased significantly, thereby potentially increasing the amount of any such compensation. While we have recorded an estimated liability for failure to supply claims as of March 31, 2012 based on notices we received from our customers, the actual amount of liability from current and additional claims we may face, if asserted and determined to be meritorious, could be much higher and could have a material adverse effect on our liquidity position and operating results.

Product recall costs had, and could continue to have, a material adverse effect on our business, financial position, results of operations and cash flows.

We have incurred significant costs and suffered economic losses as a result of the ongoing recall of our products and voluntary disposal of inventory in connection with the recall of our products (see Note 15—“Commitments and Contingencies” of the Notes to Consolidated Financial Statements included in our 2012 Form 10-K). Also, as a result of the recall, production suspension of our products and the disposal of our existing inventory of products required under the consent decree, management established inventory reserves to cover estimated inventory losses for all work-in-process and finished goods related to drug products we manufactured, as well as raw materials for those drug products that had no potential use in products to be manufactured in the future. Management was required to make judgments about the future benefit of our raw materials. Actual reserve requirements could differ significantly from management’s estimates, which could have a significant, unfavorable impact on our future gross margins.

Investigations of the calculation of average wholesale prices may adversely affect our business.

Many government and third-party payors, including Medicare, Medicaid, HMOs and managed care organizations (“MCOs”) reimburse doctors and others for the purchase of certain prescription drugs based on a drug’s AWP. In the past several years, state and federal government agencies have conducted ongoing investigations of manufacturers’ reporting practices with respect to AWP, in which they have asserted that reporting of inflated AWPs have led to excessive payments for prescription drugs.

The regulations regarding reporting and payment obligations with respect to Medicare and/or Medicaid reimbursement and rebates and other governmental programs are complex. We and other pharmaceutical companies are defendants in a number of suits filed by state attorneys general. While we cannot predict the outcome of the investigation, possible remedies that the government could seek include damages and civil monetary penalties. Because our processes for these calculations and the judgments involved in making these calculations involve, and will continue to involve, subjective decisions and complex methodologies, these calculations are subject to the risk of errors. In addition, they are subject to review and challenge by the applicable governmental agencies, and it is possible that such reviews could result in material changes. Further, effective October 1, 2007, CMS adopted new rules for average manufacturer’s price (“AMP”) based on the provisions of the Deficit Reduction Act of 2005 (the “DRA”). While the matter remains subject to litigation and proposed legislation, one potential significant change as a result of the DRA is that AMP would need to be disclosed to the public. AMP was historically kept confidential by the government and participants in the Medicaid program. Disclosing AMP to competitors, customers, and the public at large could negatively affect our leverage in commercial price negotiations.

In addition, as also disclosed herein, a number of state and federal government agencies are conducting investigations of manufacturers’ reporting practices with respect to AWPs in which they have suggested that reporting of inflated AWP has led to excessive payments for prescription drugs. We and numerous other pharmaceutical companies have been named as defendants in various actions relating to pharmaceutical pricing issues and whether allegedly improper actions by pharmaceutical manufacturers led to excessive payments by Medicare and/or Medicaid.

Any governmental agencies that have commenced, or may commence, an investigation of our Company could impose, based on a claim of violation of fraud and false claims laws or otherwise, civil and/or criminal sanctions, including fines, penalties, debarment from contracting with the government and possible exclusion from federal health care programs including Medicare and/or Medicaid. Some of the applicable laws may impose liability even in the absence of specific intent to defraud. Furthermore, should there be ambiguity with regard to how to properly calculate and report payments—and even in the absence of any such ambiguity—a governmental authority may take a position contrary to a position we have taken, and may impose civil and/or criminal sanctions. Any such penalties or sanctions could have a material adverse effect on our business, financial position and results of operations.

The value of our outstanding Warrants is subject to potential material changes based on fluctuations in the price of our common stock.

In November 2010 and March 2011, we issued warrants granting rights to purchase up to 20.1 million shares of the Company’s Class A Common Stock (the “Warrants”). Each Warrant granted the right to purchase one share of the Company’s Class A Common Stock at a price of $1.62 per share and expires in November 2015. The number of shares issuable upon exercise of the Warrants and the exercise price are subject to adjustments which could adversely affect the value of our outstanding shares of common stock, including Class A Common Stock offered and sold under this prospectus.  These Warrants are described more fully in Note 23—“Warrant Liability” of the Notes to Consolidated Financial Statements included in our 2012 Form 10-K.

We account for the Warrants as a derivative instrument, and changes in the fair value of the Warrants are presented separately as changes in warrant liability in the Company’s consolidated statements of operations for each reporting period. We use a Monte Carlo simulation model to determine the fair value of the Warrants. As a result, the valuation of this derivative instrument is subjective because the model requires the input of highly subjective assumptions, including the expected stock price volatility and the probability of a future occurrence of a fundamental transaction. Changes in these assumptions can materially affect the fair value estimate and, such impacts can, in turn, result in material non-cash charges or credits, and related impacts on loss per share, in our statements of operations.

Such fluctuations may significantly impact the market price of our outstanding common stock.

A failure to remain in compliance with one or more of the requirements of an outstanding mortgage loan and a related waiver could have a material adverse effect on our business, financial condition and cash flows.

In March 2006, as previously disclosed, we entered into a $43.0 million mortgage loan arrangement, of which approximately $30.6 million remains outstanding as of March 31, 2012. Also, as previously disclosed, we obtained a waiver with respect to certain requirements of the mortgage loan agreement. Failure by us to comply with the terms of the mortgage or the waiver from the lender could result in, among other things, our outstanding obligations with respect to the mortgage loan accelerating and immediately becoming due and payable and resulting in cross-defaults under our convertible notes and our 2015 Notes described below, and other payment obligations, which would materially adversely affect our business, financial condition and cash flows.

Increased indebtedness may impact our financial condition and results of operations.

At March 31, 2012, we had an aggregate principal balance of $455.6 million of outstanding debt, consisting primarily of $225.0 million of the 2015 Notes, $200.0 million of the 2033 Notes, and the remaining amount of $30.6 million of the mortgage loan.

Our level of indebtedness may have several important effects on our future operations, including:

•	we will be required to use a portion of our cash flow from operations or otherwise for the payment of any principal and interest due on our outstanding indebtedness;

•
our outstanding indebtedness and leverage will increase the impact of negative changes in general economic and industry conditions, as well as competitive pressures and increases in interest rates; and

•
the level of our outstanding debt and the impact it has on our ability to meet debt covenants may affect our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes.

Even if and after we are able to resume manufacturing and shipment of our products, general economic conditions, industry cycles and financial, business and other factors affecting our operations, and the risks identified in this “Risk Factors” section many of which are beyond our control, may affect our future performance. As a result, our business might not generate cash flow at or above historic levels. If we cannot generate sufficient cash flow from operations in the future to service our debt, we may, among other things:

•	seek additional financing in the debt or equity markets;

•	seek to refinance, amend, modify or restructure all or a portion of our indebtedness;

•	sell selected assets;

•	reduce or delay planned capital expenditures; or

•	reduce or delay planned research and development expenditures.

These measures might not be sufficient to enable us to service our debt. In addition, any financing, refinancing or sale of assets might not be available on economically favorable terms or at all.

Holders of the 2033 Notes may require us to offer to repurchase their 2033 Notes for cash upon the occurrence of a change in control or on May 16, 2013, 2018, 2023 and 2028. The source of funds for any repurchase of the 2033 Notes required as a result of any such events may include our available cash or cash generated from operating activities or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling entity. The use of available cash to fund the repurchase of the 2033 Notes may impair our ability to obtain additional financing in the future. Any such repayment is a restricted payment under the indenture governing the 2015 Notes and is not permitted unless the 2015 Notes are refinanced with other indebtedness or repaid.

Our cost-reducing measures could yield unintended consequences, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

As previously disclosed, we implemented significant cost savings measures to mitigate the financial impact of our actions to recall all of the products we manufactured and to suspend manufacturing and shipment of our products pending compliance with the terms of the consent decree. These measures included a substantial reduction of our workforce, which commenced on February 5, 2009, and an ongoing realignment of our cost structure. We realigned and restructured the sales force for our Ther-Rx subsidiary, and our production workforce. As a result, we reduced our employee headcount through a series of reductions to 214 as of March 31, 2012.

The cost-reducing measures taken by us could yield unintended consequences, such as distraction of our management and employees, the inability to retain and attract new employees, business disruption, a negative impact on morale among remaining employees, attrition beyond our planned reduction in workforce and reduced employee productivity, any of which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, our reductions in personnel may subject us to risks of litigation, which could result in substantial cost. We cannot guarantee that the cost-reduction measures, or other measures we may take in the future, will result in the expected cost savings, or that any cost savings will be unaccompanied by these or other unintended consequences.

Our future growth will also depend upon our ability to develop, acquire, fund and successfully launch new products in addition to Makena®.

In the near term, we are focused on meeting the requirements of the consent decree, which will allow more of our approved products to be reintroduced to the market and continuing the commercialization of Makena®. We also need to develop, acquire and commercialize new brand name products to grow our business in the future. To do this, we will need to identify, develop, acquire and commercialize technologically enhanced branded products, including using our drug delivery technologies. If we are unable to identify, develop, acquire and commercialize new products, we may need to obtain licenses to additional rights to products, assuming they would be available for licensing, which could decrease our profitability. We may not be successful in pursuing this strategy.

Even if we are able to address the issues identified in the consent decree and resume our drug development plans, some of our product candidates may have to undergo rigorous and expensive clinical trials, the results of which are uncertain and could substantially delay or prevent us from bringing drugs to market.

Before we receive regulatory approvals for the commercial sale of any of our drug candidates, our drug candidates are subject to extensive pre-clinical testing and clinical trials to demonstrate their safety and efficacy in humans. Conducting pre-clinical testing and clinical trials is a lengthy, time-consuming, expensive, and uncertain process that often takes many years. Furthermore, we cannot be sure that pre-clinical testing or clinical trials of any drug candidates will demonstrate the safety and efficacy of our drug candidates at all or to the extent necessary to obtain FDA approval. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier pre-clinical studies and clinical trials.

We cannot provide assurances that our collaborators will successfully complete the planned clinical trials. Our collaborators or we may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent us from receiving regulatory approval or commercializing our product candidates, including the following events:

•
our clinical trials may produce negative or inconclusive results, and we may decide, or the FDA may require us, to conduct additional clinical and/or pre-clinical studies or to abandon development programs;

•	trial results may not meet the level of statistical significance required by the FDA;

•	we, independent institutional review boards or the FDA may suspend or terminate clinical trials if the participating patients are being exposed to unacceptable health risks; and

•
the effects of our product candidates on patients may not be the desired effects or may include undesirable side effects or other characteristics that may delay or preclude regulatory approval or limit their commercial use.

Even if we are able to address the issues identified in the consent decree and resume our drug development plans, our pre-clinical or clinical trials for some of our products under development may be unsuccessful or delayed.

Significant delays in clinical trials could materially affect our product development costs and delay regulatory approval of our product candidates. We do not know whether clinical trials will begin on time, will need to be redesigned or will be completed on schedule, if at all. There are a number of factors that may cause delays or suspension in clinical trials:

•	delays or failures in obtaining regulatory authorization to commence a trial;

•	inability to arrange for the manufacture of sufficient quantities of acceptable materials for use in clinical trials;

•	the delay or failure in reaching agreement on contract terms with prospective study sites;

•	delays in recruiting patients to participate in a clinical trial;

•	the delay or failure in obtaining independent institutional review board review and approval of the clinical trial protocol;

•	the failure of third-party clinical trial managers, including clinical research organizations, to perform their oversight of the trials or meet expected deadlines;

•
the failure of our clinical investigational sites and related facilities and records to be in compliance with the FDA’s Good Clinical Practices, including the failure to pass FDA inspections of clinical trials;

•	unforeseen safety issues;

•	inability to secure clinical trial insurance;

•	lack of demonstrated efficacy in the clinical trials;

•	our inability to reach agreement with the FDA on a trial design that we are able to execute;

•	difficulty in adequately following up with patients after treatment; or

•	changes in laws, regulation or regulatory policy.

If clinical trials for our drug candidates are unsuccessful, delayed or cancelled, we will be unable to meet our anticipated development and commercialization timelines, which could harm our business and cause our stock price to decline.

Our patents and other proprietary rights may be important to our business and we cannot be certain of their confidentiality and protection.

Our success depends, in large part, on our ability to protect our current and future technologies and products, to defend our intellectual property rights and to avoid infringing on the proprietary rights of others. Although the pharmaceutical industry is crowded, we have been issued a substantial number of patents in the U.S. and in many foreign countries, which cover certain of our technologies, and have filed, and expect to continue to file, patent applications seeking to protect newly developed technologies and products. The patent position of pharmaceutical companies can be highly uncertain and frequently involves complex legal and factual questions. As a result, the breadth of claims allowed in patents relating to pharmaceutical applications or their validity and enforceability cannot accurately be predicted. Patents are examined for patentability at patent offices against bodies of prior art which by their nature may be incomplete and imperfectly categorized. Therefore, even presuming that the patent examiner has been able to identify and cite the best prior art available to him during the examination process, any patent issued to us could later be found by a court or a patent office during post-issuance proceedings to be invalid in view of newly-discovered prior art or already considered prior art or other legal reasons. Furthermore, there are categories of “secret” prior art unavailable to any examiner, such as the prior inventive activities of others, which could form the basis for invalidating any patent. In addition, there are other reasons why a patent may be found to be invalid, such as an offer for sale or public use of the patented invention in the U.S. more than one year before the filing date of the patent application. Moreover, a patent may be deemed unenforceable if, for example, the inventor or the inventor’s agents failed to disclose prior art to the United States Patent and Trademark Office (the “USPTO”) that they knew was material to patentability.

The coverage claimed in a patent application can be significantly altered during the examination process either in the U.S. or abroad. Consequently, our pending or future patent applications may not result in the issuance of patents or may result in issued patents having claims significantly different from that of the patent application as originally filed. Patents issued to us may be subjected to further proceedings limiting their scope and may not provide significant proprietary protection or competitive advantage. Our patents also may be challenged, circumvented, invalidated or deemed unenforceable. Patent applications filed in the U.S. prior to November 29, 2000 are currently maintained in secrecy until and unless patents issue, and patent applications in certain other countries generally are not published until more than 18 months after they are first filed (which generally is the case in the U.S. for applications filed on or after November 29, 2000). In addition, publication of discoveries in scientific or patent literature often lags behind actual discoveries. As a result, we cannot be certain that we or our licensors will be entitled to any rights in purported inventions claimed in pending or future patent applications or that we or our licensors were the first to file patent applications on such inventions. Furthermore, patents already issued to us or our pending applications may become subject to dispute, and any dispute could be resolved against us. For example, we may become involved in re-examination, reissue or interference proceedings in the USPTO, or opposition proceedings in a foreign country. The result of these proceedings can be the invalidation or substantial narrowing of our patent claims. We also could be subject to court proceedings that could find our patents invalid or unenforceable or could substantially narrow the scope of our patent claims. Even where we ultimately prevail before the USPTO or in litigation, the expense of these proceedings can be considerable. In addition, statutory differences in patentable subject matter may limit the protection we can obtain on some of our inventions outside of the U.S. For example, methods of treating humans are not patentable in many countries outside of the U.S.

These and other issues may prevent us from obtaining patent protection outside of the U.S. Furthermore, once patented in foreign countries, the inventions may be subjected to mandatory working requirements and/or subject to compulsory licensing regulations.

We also rely on trade secrets, unpatented proprietary know-how and continuing technological innovation that we seek to protect, in part by confidentiality agreements with licensees, suppliers, employees and consultants. These agreements may be breached by the other parties to these agreements. We may not have adequate remedies for any breach. Disputes may arise concerning the ownership of intellectual property or the applicability or enforceability of our confidentiality agreements and there can be no assurance that any such disputes would be resolved in our favor.

In addition, our trade secrets and proprietary technology may become known or be independently developed by our competitors, or patents may not be issued with respect to products or methods arising from our research, and we may not be able to maintain the confidentiality of information relating to those products or methods. Furthermore, certain unpatented technology may be subject to intervening rights.

Makena® is not protected by patents and relies upon the seven-year market exclusivity provided under the Orphan Drug Act.  However, to date the FDA has failed to enforce this market exclusivity for Makena®.

The Orphan Drug Act grants seven years of market exclusivity to the first drug approved by FDA to treat a particular disease that affects fewer than 200,000 people in the United States.  The FDA approved Makena® under the Orphan Drug Act and confirmed that it was entitled to seven years of orphan drug exclusivity beginning on February 3, 2011.  However, on March 30, 2011, the FDA issued a press release announcing that the FDA intended to refrain from taking enforcement action with respect to compounding pharmacies producing compounded hydroxyprogesterone caproate in response to individual prescriptions for individual patients in order to ensure continued access for patients needing hydroxyprogesterone caproate.  The FDA has since issued statements purportedly amending their March 30, 2012 statement.  The Company has taken several steps, including filing a lawsuit against the FDA, to compel the FDA to enforce this market exclusivity; however, the Company cannot give assurances that its actions will be successful and result in the FDA enforcing the exclusivity and eliminating competition from the market for the indication that Makena® is approved for or that the FDA will not approve product for a different indication that might compete with Makena®.

We depend on our trademarks and related rights.

To protect our trademarks and associated goodwill, domain name, and related rights, we generally rely on federal and state trademark and unfair competition laws, which are subject to change. Some, but not all, of our trademarks are registered in the jurisdictions where they are used. Some of our other trademarks are the subject of pending applications in the jurisdictions where they are used or intended to be used, and others are not.

It is possible that third parties may own or could acquire rights in trademarks or domain names in the U.S. or abroad that are confusingly similar to or otherwise compete unfairly with our marks and domain names, or that our use of trademarks or domain names may infringe or otherwise violate the intellectual property rights of third parties. The use of similar marks or domain names by third parties could decrease the value of our trademarks or domain names and hurt our business, for which there may be no adequate remedy.

Third parties may claim that we infringe on their proprietary rights, or seek to circumvent ours.

We have been sued in the past for, and may in the future be required to defend against charges of infringement of patents, trademarks or other proprietary rights of third parties. Such defenses could require us to incur substantial expense and to divert significant effort of our technical and management personnel, and could result in our loss of rights to develop or make certain products or require us to pay monetary damages or royalties to license proprietary rights from third parties. More generally, the outcome of intellectual property litigation and disputes is uncertain and presents a risk to our business.

If an intellectual property dispute is settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. Furthermore, we cannot be certain that the necessary licenses would be available to us on acceptable terms, if at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing, using, selling and/or importing into the U.S. certain of our products, and therefore could have a material adverse effect on our business or results of operations. Litigation also may be necessary to enforce our patents against others or to protect our know-how or trade secrets. That litigation could result in substantial expense or put our proprietary rights at risk of loss, and we cannot assure you that any litigation will be resolved in our favor. As noted above, certain patent infringement lawsuits are currently pending against us, any of which could have a material adverse effect on our future business, financial condition, results of operations or cash flows.

Our dependence on key executives and qualified scientific, technical and managerial personnel could affect the development and management of our business.

We are highly dependent upon our ability to attract and retain qualified scientific, technical and managerial personnel. Our recent reductions in our employee base have increased this dependence. There is intense competition for qualified personnel in the pharmaceutical and biotechnology industries, and we cannot be sure that we will be able to continue to attract and retain qualified personnel necessary for the development and management of our business. Although we do not believe the loss of one individual would materially harm our business, our business might be harmed by the loss of services of multiple existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner. Much of the know-how we have developed resides in our scientific and technical personnel and is not readily transferable to other personnel. While we have employment agreements with certain of our key executives, we do not ordinarily enter into employment agreements (other than agreements related to confidentiality and proprietary rights) with our other scientific, technical and managerial employees.

We may be adversely affected by the continuing consolidation of our distribution network and the concentration of our customer base.

Our principal customers are specialty pharmacies and distributors. These customers comprise a significant part of the distribution network for specialty pharmaceutical products in the U.S. As a result, a small number of customers control a significant share of the market. For the three and twelve months ended March 31, 2012, our three largest customers, which are specialty pharmacies and distributors, accounted for 20.0%, 14.9% and 12.3%, and 25.0%, 21.8% and 15.5% of our gross revenues, respectively. The loss of any of these customers could materially and adversely affect our business, financial condition, results of operations or cash flows.

We depend on licenses from others, and any loss of these licenses could harm our business, market share and profitability.

We have acquired the rights to manufacture, use and/or market certain products through license agreements. We also expect to continue to obtain licenses for other products and technologies in the future. Our license agreements generally require us to develop the markets for the licensed products. If we do not develop these markets, the licensors may be entitled to terminate these license agreements.

We cannot be certain that we will fulfill all of our obligations under any particular license agreement for any variety of reasons, including lack of sufficient liquidity to fund our obligations, insufficient resources to adequately develop and market a product, lack of market development despite our efforts and lack of product acceptance. Our failure to fulfill our obligations could result in the loss of our rights under a license agreement.

Certain products we have the right to license are at certain stages of clinical tests and FDA approval. Failure of any licensed product to receive regulatory approval could result in the loss of our rights under its license agreement.

We expend a significant amount of resources on research and development efforts that may not lead to successful product introductions.

We conduct research and development primarily to enable us to market FDA-approved pharmaceuticals in accordance with FDA regulations. Typically, research costs related to the development of innovative compounds and the filing of NDAs are significantly greater than those expenses associated with ANDA filings. Because of the inherent risk associated with research and development efforts in our industry, particularly with respect to new drugs, our research and development expenditures may not result in the successful introduction of FDA-approved new pharmaceutical products. Also, after we submit an application for approval, the FDA may request that we conduct additional studies and as a result, we may be unable to reasonably determine the total research and development costs to develop a particular product. Finally, we cannot be certain that any investment made in developing products will be recovered, even if we are successful in commercialization. In September 2010, the FDA determined that our facilities were in compliance, allowing us to resume shipment of our now divested Potassium Chloride Extended Release Capsule products (which products were sold to Zydus Pharmaceuticals), which commenced sales in that month. Additional products are in the process of being brought back to market although the Company does not expect to resume shipping other products until during fiscal year 2013.

We may not be able to obtain necessary regulatory clearances or approvals on a timely basis, if at all, for the relaunch of any of our approved products, and delays in receipt or failure to receive such clearances, the loss of previously received clearances or approvals, or failure to comply with existing or future regulatory requirements could have a material adverse effect on our business. To the extent that we expend significant resources on research and development efforts and are not able, ultimately, to introduce successful new products as a result of those efforts, our business, financial condition, results of operations or cash flows may be materially adversely affected.

Our revenues, gross profit and operating results may fluctuate from period to period, depending upon our product sales mix, our product pricing, and our costs to purchase or manufacture products.

Assuming we are able to comply with the requirements under the consent decree and resume the manufacture and/or distribution of more of our approved products, our future results of operations, financial condition and cash flows will depend to a significant extent upon our product sales mix (the proportion of total sales among products).

Factors that may cause our sales mix to vary include:

•	the number and timing of new product introductions;

•	marketing exclusivity on products, if any, which may be obtained;

•	the level of competition in the marketplace with respect to certain products;

•	the availability of raw materials and finished products from our suppliers;

•	the buying patterns of our customers;

•	the scope and outcome of governmental regulatory action that may involve us;

•	periodic dependence on a relatively small number of products for a significant portion of net revenue or income; and

•	legal actions brought by our competitors.

The profitability of our product sales is also dependent upon the prices we are able to charge for our products, and the costs to purchase products from third parties in a cost-effective manner. If our revenues and gross profit decline or do not grow as anticipated, we may not be able to correspondingly reduce our operating expenses.

Rising insurance costs could negatively impact profitability.

The cost of insurance, including workers’ compensation, directors’ and officers’ liability, product liability and general liability insurance, has risen significantly in the past few years and may continue to increase. In response, we may increase deductibles and/or decrease certain coverages to mitigate these costs. These increases, and our increased risk due to increased deductibles and reduced coverages, could have a negative impact on our business, financial condition, results of operations or cash flows.

We may continue to incur charges for impairment of intangible and other long-lived assets.

When we acquire the rights to manufacture and sell a product, we record the aggregate purchase price, along with the value of the product-related liabilities we assume, as intangible assets. We use the assistance of valuation experts to help us allocate the purchase price to the fair value of the various intangible assets we have acquired. Then, we must estimate the economic useful life of each of these intangible assets in order to amortize their cost as an expense in our consolidated statements of operations over the estimated economic useful life of the related asset. The factors that affect the actual economic useful life of a pharmaceutical product are inherently uncertain, and include patent protection, physician loyalty and prescribing patterns, competition by products prescribed for similar indications, future introductions of competing products not yet FDA-approved and the impact of promotional efforts, among many others. We consider all of these factors in initially estimating the economic useful lives of our products, and we also continuously monitor these factors for indications of decline in carrying value.

In assessing the recoverability of our intangible and other long-lived assets, we must make assumptions regarding estimated undiscounted future cash flows and other factors. If the estimated undiscounted future cash flows do not exceed the carrying value of the intangible or other long-lived assets being evaluated, we must determine the fair value of the intangible or other long-lived assets. If the fair value of these assets is less than its carrying value, an impairment loss will be recognized in an amount equal to the difference. If these estimates or their related assumptions change in the future, we may be required to record impairment charges for these assets. We review intangible assets for impairment at least annually and all long-lived and intangible assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If we determine that an intangible or long-lived asset is impaired, a non-cash impairment charge would be recognized.

Because circumstances can change, the value of intangible and long-lived assets we record may not be realized by us. If we determine that impairment has occurred, we would be required to write-off the impaired portion of the unamortized assets, which could have a material adverse effect on our results of operations in the period in which the write-off occurs. In addition, in the event of a sale of any of our assets, we might not recover our recorded value of the associated assets.

In connection with the steps taken by us with respect to the nationwide recall and suspension of shipment of all products manufactured by us, the requirements under the consent decree, the ongoing private litigation and governmental inquiries, and certain other events in the fourth quarter of fiscal years 2011 and 2010, we completed an evaluation of each of our intangible assets, and as a result of these evaluations, recognized certain impairment charges.

During the second quarter of fiscal year 2012, we completed the sale of the generics business and as a result, we evaluated our remaining long-lived assets for impairment.

The Company assesses the impairment of its assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The factors that the Company considers in its assessment include the following: (1) significant underperformance of the assets relative to expected historical or projected future operating results; (2) significant changes in the manner of the Company’s use of the acquired assets or the strategy for its overall business; (3) significant negative industry or economic trends; and (4) significant adverse changes as a result of legal proceedings or governmental or regulatory actions. To test impairment of the Company’s assets, we perform cash flow analyses, which incorporate a number of significant assumptions and estimates that are subject to change as actual results become known.  The sum of the projected undiscounted cash flows, which extend over the estimated useful life assigned to the assets, exceeded the carrying amount of the intangible assets as of March 31, 2012 and we concluded that the assets are not impaired as of that date.  However, any significant differences in actual future results versus estimates used to prepare the cash flow analyses, such as lower sales, lower volume, increases in production costs, technological changes or changes in the regulatory environment, could result in impairment of these intangible assets at a future date. Certain significant events occurred in the three months ended September 30, 2011 and subsequent to September 30, 2011 that indicate that the carrying value of certain assets as of September 30, 2011 may not be recoverable. These events included: (a) the divestiture of our generics business (see Note 22 —“Divestitures” of the Notes to Consolidated Financial Statements included in our 2012 Form 10-K); (b) the preliminary evaluation by the Company to sell or lease certain facilities that were retained by the Company following the divestiture of our generics business; and (c) the determination by the Company to completely outsource the manufacturing of the products it sells and that it is unlikely that the Company will re-engage in manufacturing its own products.

Based on the events described above, the Company determined the need to assess the recoverability of certain of its facilities. Based on the Company’s analysis, the Company recorded a $31.3 million impairment charge during the quarter ended September 30, 2011. The impairment charge of $31.3 million was reflective of continuing operations of $31.0 million and discontinued operations of $0.3 million.

There are inherent uncertainties involved in the estimates, judgments and assumptions used in the preparation of our financial statements, and any changes in those estimates, judgments and assumptions could have a material adverse effect on our financial condition and results of operations.

The consolidated financial statements that we file with the SEC are prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The preparation of financial statements in accordance with U.S. GAAP involves making estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. A summary of our significant accounting practices is included in Note 2—“Summary of Significant Accounting Policies” of the Notes to Consolidated Financial Statements included in our 2012 Form 10-K. The most significant estimates we are required to make under U.S. GAAP include, but are not limited to, those related to revenue recognition and reductions to gross revenues, inventory valuation, intangible asset valuations, property and equipment valuations, warrant valuation, stock-based compensation, income taxes and loss contingencies related to legal proceedings. We periodically evaluate estimates used in the preparation of the consolidated financial statements for reasonableness, including estimates provided by third parties. Appropriate adjustments to the estimates will be made prospectively, as necessary, based on such periodic evaluations. We base our estimates on, among other things, currently available information, market conditions, historical experience and various assumptions, which together form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Although we believe that our assumptions are reasonable under the circumstances, estimates would differ if different assumptions were utilized and these estimates may prove in the future to have been inaccurate.

Enactment of the Patient Protection and Affordable Care Act (the “Affordable Care Act”), legislative proposals, reimbursement policies of third parties, cost-containment measures and health care reform could affect the marketing, pricing and demand for our products.

The enactment of the Affordable Care Act on March 23, 2010, as well as various additional legislative proposals, including proposals relating to prescription drug benefits, could materially impact the pricing and sale of our products. Further, reimbursement policies of third parties may affect the marketing of our products. Our ability to market our products will depend in part on reimbursement levels for the cost of the products and related treatment established by health care providers, including government authorities, private health insurers and other organizations, such as HMOs and MCOs. Insurance companies, HMOs, MCOs, Medicaid and Medicare administrators and others regularly challenge the pricing of pharmaceutical products and review their reimbursement practices. In addition, the following factors could significantly influence the purchase of pharmaceutical products, which could result in lower prices and a reduced demand for our products:

•	the trend toward managed health care in the U.S.;

•	the growth of organizations such as HMOs and MCOs;

•	legislative proposals to reform health care and government insurance programs; and

•	price controls and non-reimbursement of new and highly priced medicines for which the economic therapeutic rationales are not established.

The Affordable Care Act is a comprehensive and very complex and far-reaching statute. The cost-containment measures and health care reforms in the Affordable Care Act and in other legislative proposals could affect our ability to sell our products in many possible ways. The Obama administration’s fiscal year 2010 budget included proposals to reduce Medicare and Medicaid spending and reduce drug spending. We are unable to predict the ultimate impact of the Affordable Care Act, or the content or timing of any future health care reform legislation and its impact, on us. Those reforms may have a material adverse effect on our financial condition and results of operations.

The reimbursement status of a newly approved pharmaceutical product may be uncertain. Reimbursement policies and decisions, either generally affecting all pharmaceutical companies or specifically affecting us, may not include some of our products or government agencies or third parties may assert that certain of our products are not eligible for Medicaid, Medicare or other reimbursement and were not so eligible in the past, possibly resulting in demands for damages or refunds. Even if reimbursement policies of third parties grant reimbursement status for a product, we cannot be sure that these reimbursement policies will remain in effect. Limits on reimbursement could reduce the demand for our products. The unavailability or inadequacy of third-party reimbursement for our products could reduce or possibly eliminate demand for our products. We are unable to predict whether governmental authorities will enact additional legislation or regulation which will affect third-party coverage and reimbursement that reduces demand for our products.

Extensive industry regulation has had, and will continue to have, a significant impact on our industry and our business, especially our product development, manufacturing and distribution capabilities.

All pharmaceutical companies, including us, are subject to extensive, complex, costly and evolving regulation by the federal government, principally the FDA and, to a lesser extent, the DEA and state government agencies. The Federal Food, Drug, and Cosmetic Act (the “FDCA”), the Controlled Substances Act of 1970 and other federal statutes and regulations govern or influence the testing, manufacturing, packing, labeling, storing, record keeping, safety, approval, advertising, promotion, sale and distribution of our products. Failure to comply with applicable FDA or other regulatory requirements may result in criminal prosecution, civil penalties, injunctions or holds, recall or seizure of products and total or partial suspension of production, as well as other regulatory actions against our products and us.

In addition to compliance with cGMP requirements, drug manufacturers must register each manufacturing facility with the FDA. Manufacturers and distributors of prescription drug products are also required to be registered in the states where they are located and in certain states that require registration by out-of-state manufacturers and distributors. Manufacturers also must be registered with the DEA and similar applicable state and local regulatory authorities if they handle controlled substances, and with the U.S. Environmental Protection Agency (the “EPA”) and similar state and local regulatory authorities, if they generate toxic or dangerous wastes, and must also comply with other applicable DEA and EPA requirements.

From time to time, governmental agencies have conducted investigations of pharmaceutical companies relating to the distribution and sale of drug products to government purchasers or subject to government or third-party reimbursement. However, standards sought to be applied in the course of governmental investigations can be complex and may not be consistent with standards previously applied to our industry generally or previously understood by us to be applicable to our activities.

The process for obtaining governmental approval to manufacture and market pharmaceutical products is rigorous, time-consuming and costly, and we cannot predict the extent to which we may be affected by legislative and regulatory developments. We are dependent on receiving FDA and other governmental or third-party approvals prior to manufacturing, marketing and shipping many of our products. Consequently, we cannot predict whether we will obtain FDA or other necessary approvals or whether the rate, timing and cost of such approvals will adversely affect our product introduction or relaunch plans or results of operations.

We are subject to various federal and state laws pertaining to health care fraud and abuse, including anti-kickback and false claims laws.

Several types of state and federal laws, including anti-kickback and false claims statutes, have been applied to restrict certain marketing practices in the pharmaceutical industry in recent years. See Part I, Item 1—“Business—(c) Narrative Description of Business—Government Regulation—New Product Development and Approval —Anti-Kickback and False Claims Statutes” of our 2012 Form 10-K for more information.

We endeavor to comply with the applicable fraud and abuse laws and to operate within related statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution. However, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration to individuals or entities in a position to prescribe, purchase, or recommend our products may be subject to scrutiny if they do not qualify for an exemption or safe harbor.

Violations of fraud and abuse laws may be punishable by civil and/or criminal sanctions, including substantial fines and civil monetary penalties, debarment from contracting with the government, as well as the possibility of exclusion from federal and state health care programs, including Medicaid, Medicare and Veterans Administration health programs. Furthermore, the laws applicable to us are broad in scope and are subject to evolving interpretations and permit governmental authorities to exercise significant discretion. Any determination by a governmental authority that we are not in compliance with applicable laws and regulations could have a material adverse effect on our reputation, business operations and financial results.

Current global economic conditions may adversely affect our industry, business, financial position and results of operations.

The global economy is currently undergoing a period of unprecedented volatility, and the future economic environment may continue to be less favorable than that of recent years. This has led, and could further lead, to reduced consumer spending in the foreseeable future, and this may include spending on health care. Our sales could be negatively impacted if patients forego obtaining health care. In addition, reduced consumer spending may drive us and our competitors to decrease prices. These conditions may adversely affect our industry, business, financial position and results of operations.

Risks Relating to our Common Stock

The market price of our securities has been and may continue to be volatile.

The market prices of securities of companies engaged in pharmaceutical development and marketing activities historically have been highly volatile and the market price of our common stock has significantly declined. In addition, any or all of the following may have a significant impact on the market price of our common stock, among other factors:

•	our ability to continue as a going concern;
•
developments with respect to Makena® such as its current and future revenues and federal and state governmental actions with respect to Makena®, its sales, the coverage and reimbursement of Makena®, and sales of compounded alternatives and other alternative therapies;

•	developments with respect to our compliance with our debt obligations;
•
developments regarding our compliance with the consent decree and returning certain or many of our products to market, including loss of market share as a result of the suspension of shipments, and related costs;

•	developments regarding the relevant parties’ compliance with the plea agreement, the Divestiture Agreement or the Settlement Agreement;
•	the sale by Mr. M. Hermelin or the Hermelin family trusts of their ownership interests in the Company;
•	developments regarding our ability to raise additional capital;
•	our recent financing arrangements;
•	developments regarding private and government litigation and governmental inquiries;
•	our reporting of prices used by government agencies or third parties in setting reimbursement rates;
•	the introduction by other companies of generic or competing products;
•	the eligibility of our products for Medicaid, Medicare or other reimbursement;
•	announcements by us or our competitors of technological innovations or new commercial products;
•	delays in the development or approval of products;
•	regulatory withdrawals of our products from the market;
•	developments or disputes concerning patent or other proprietary rights;
•	publicity regarding actual or potential medical results relating to products marketed by us or products under development;
•	regulatory developments in both the United States and foreign countries;
•	publicity regarding actual or potential acquisitions;
•	public concern as to the safety of our drug technologies or products;
•	financial condition and results which are different from securities analysts’ forecasts;
•	economic and other external factors; and
•	period-to-period fluctuations in our financial results.

Future sales of common stock could adversely affect the market price of our Class A or Class B Common Stock.

As of July 19, 2012, an aggregate of  3,277,468 shares of our Class A Common Stock and 20,000 shares of our Class B Common Stock were issuable upon exercise of outstanding stock options under our stock option plans, and an additional 2,336,000 shares of our Class A Common Stock and no shares of Class B Common Stock were reserved for the issuance of additional options and shares under these plans (the Class A Common Stock and the Class B Common Stock are referred to collectively in this prospectus as the “common stock”). In addition, as of July 19, 2012, 20,038,410 shares of Class A Common Stock were reserved for issuance upon exercise of the Warrants, 8,691,880 shares of Class A Common Stock were reserved for issuance upon conversion of $200.0 million principal amount of 2033 Notes, and 337,500 shares of our Class A Common Stock were reserved for issuance upon conversion of our outstanding 7% cumulative convertible preferred stock (“7% Convertible Preferred Stock”). In the Settlement Agreement, Mr. M. Hermelin agreed to dispose of approximately 1,800,000 shares which, if sold on the open market, could have an adverse effect on the trading price of our shares.

Future sales of our common stock and instruments convertible or exchangeable into our common stock and transactions involving equity derivatives relating to our common stock, or the perception that such sales or transactions could occur, could adversely affect the market price of our common stock.

The Warrants contain anti-dilution provisions, under which, if the Company issues additional shares of its Class A Common Stock, the Company would be required to issue more shares upon exercise.

The failure of Marc S. Hermelin to comply with his obligations to report changes in his beneficial ownership creates uncertainty with respect to the identification of our principal stockholders.

Based on certain Schedule 13Ds filed with the SEC on August 5, 2009, as amended by the Schedule 13D/A filed with the SEC on September 2, 2009, the Schedule 13D/A filed with the SEC on December 15, 2009, and the Schedule 13D/A filed with the SEC on June 10, 2010, Marc Hermelin, a former director, Chairman and Chief Executive Officer of the Company, beneficially owned as of June 4, 2010, 2,820,689 and 6,317,165 shares of our Class A Common Stock and Class B Common Stock, respectively, representing 46.13% of the voting power of our then outstanding shares.  In the Settlement Agreement, Marc Hermelin agreed to cede voting and investment power with respect to all shares of the Company’s common stock then beneficially held by him, resign as a trustee under certain trusts that beneficially owned our shares and dispose of shares of Company stock he held.  In a Form 4 filed November 17, 2010, Mr. M. Hermelin reported that he resigned as a trustee of one of the trusts. However, in fiscal year 2012, neither Mr. M. Hermelin nor the trusts through which he previously reported beneficial ownership of shares have reported changes in their beneficial ownership under Section 16(a) or Section 13(d) of the Exchange Act, which reports generally are required of our greater-than-10% or greater-than-5% stockholders, respectively, when they dispose of shares.  As a result, the information set forth in the list of the Company’s principal stockholders set forth under Item 12—“Security Ownership of Certain Beneficial Owners” of our 2012 Form 10-K is based on our best knowledge and belief as of July 19, 2012. However, the Company does not have sufficient information to determine whether Mr. Hermelin has complied with all Section 16(a) or Section 13(d) filing requirements during the 2012 fiscal year.  As a result, we cannot assure you that the information we provide in our filings with the SEC with respect to the beneficial ownership of our outstanding shares is accurate or that Mr. M. Hermelin is no longer a principal stockholder of the Company. For additional information, see Item 12—“Security Ownership of Certain Beneficial Owners” of our 2012 Form 10-K.

The non-standard anti-dilution provisions of the Warrants could increase the dilution experienced by our stockholders upon any future issuance of our common stock or common stock equivalents.

The Warrants issued by the Company contain a non-standard anti-dilution provision which requires us, upon the issuance of our common stock or common stock equivalents, to issue additional shares to the Warrant holders upon exercise of the Warrants so that the Warrant holders are not diluted in the percentage of ownership represented by the Warrants when they were originally issued. As a result, the stockholders could experience substantial dilution if in the future the Company issues additional common stock or common stock equivalents.

Our By-Laws require the unanimous approval by the members of the Board of certain acts or resolutions of the Board, which could limit our ability to issue equity securities or raise capital.

Section 13 of Article III of our By-Laws provides that the following acts or resolutions of the Board or any committee of the Board require approval by a unanimous affirmative vote or unanimous written consent of the members of the Board then in office (other than any directors who affirmatively recuse themselves prior to the vote):

•	the approval of any agreement or contract, or the issuance of any security, which confers stockholder voting rights;

•	the increase in the number of the members of the Board, in accordance with Section 1 of Article III of the By-Laws, to a number which is in excess of eight; and

•
the approval of any contract, agreement or other document or instrument which contains any provision which: (1) imposes a penalty, acceleration of debt, purchase obligation or other adverse effect upon the corporation resulting from the election or appointment of any individual to the Board or the removal of any member of the Board; or (2) restricts, limits or dilutes the right of the stockholders to elect or appoint any individual to the Board or to remove any member of the Board.

As a result, our ability to issue equity securities or to enter into agreements that include certain provisions related to a change of control may be limited, which could adversely affect our ability to raise capital and to meet our obligations as they become due.

Our Board of Directors has the authority to issue preferred stock which could affect the rights of holders of our common stock.

Our Amended Certificate of Incorporation authorizes the issuance of “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. Holders of common stock will have no preemptive rights to subscribe for a pro rata portion of any preferred stock which may be issued. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. The possible impact on takeover could adversely affect the price of the common stock. Although we have no present intention to issue any shares of preferred stock, we may do so in the future.

Our Amended Certificate of Incorporation and Delaware law may have anti-takeover effects.

Our Amended Certificate of Incorporation authorizes the issuance of common stock in two classes, Class A Common Stock and Class B Common Stock. Each share of Class A Common Stock entitles the holder to one-twentieth of one vote on all matters to be voted upon by stockholders, while each share of Class B Common Stock entitles the holder to one full vote on each matter considered by the stockholders. In addition, our Board, with a unanimous vote, has the authority to issue additional shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The existence of two classes of common stock with different voting rights and the ability of our Board to issue additional shares of preferred stock could make it more difficult for a third party to acquire a majority of our voting stock. Other provisions of our Amended Certificate of Incorporation and By-Laws also may have the effect of discouraging, delaying or preventing a merger, tender offer or proxy contest, which could have an adverse effect on the market price of our Class A Common Stock.

In addition, certain provisions of Delaware law applicable to our Company could also delay or make more difficult a merger, tender offer or proxy contest involving our Company, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any “interested stockholder” (as defined in the statute) for a period of three years unless certain conditions are met. In addition, our senior management is entitled to certain payments upon a change in control and certain of the stock options we have granted provide for the acceleration of vesting in the event of a change in control of our Company.

We do not currently intend to pay dividends on our common stock.

Since 1980, we have not declared or paid any cash dividends on our common stock and we do not plan to do so in the foreseeable future. No dividends may be paid on Class A Common Stock or Class B Common Stock unless all dividends on the 7% Convertible Preferred Stock have been declared and paid. The indentures for our 2015 Notes prohibit us from paying dividends in most cases. Holders of one class of common stock are entitled to receive dividends, other than dividends payable in our capital stock, only if dividends in the same type of property are simultaneously declared with respect to the other class of common stock. When, and if, we declare and distribute dividends on the Class B Common Stock, other than dividends payable in our capital stock, the Class A Common Stock must receive a dividend in the amount of 120% of the dividend distributed on the Class B Common Stock. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future.

USE OF PROCEEDS

The selling stockholder will receive all of the net proceeds from the sale of shares of our common stock offered by this prospectus. We will not receive any of the proceeds from the sale of shares of Class A Common Stock offered by this prospectus.
The cash received from the selling stockholder named in this prospectus will be used for general corporate purposes, including continuing the commercialization of Makena®.

COMMITTED EQUITY LINE FINANCING

On June 5, 2012, we entered into the Purchase Agreement with Commerce Court.  The Purchase Agreement provides that, upon the terms and subject to the conditions in the Purchase Agreement, Commerce Court is committed to purchase up to $20.0 million of shares of our Class A Common Stock over the 24-month Equity Line Period, under certain specified conditions and limitations, provided that in no event may we sell under the Purchase Agreement more than 11,976,599 shares, including the Commitment Shares we issued to Commerce Court as compensation for its execution of the Purchase Agreement, which is one share less than 20.0% of the aggregate number of shares of Class A Common Stock and Class B Common Stock issued and outstanding on the day before the closing date of the Purchase Agreement, unless the approval of our stockholders is obtained under the applicable rules of the NYSE prior to any issuance or sale of shares of our Class A Common Stock in excess of this amount.  The shares of Class A Common Stock being registered under the registration statement of which this prospectus is a part represent the maximum number of shares that have been or may in the future be issued or sold to Commerce Court under the Purchase Agreement.

From time to time during the Equity Line Period, and in our sole discretion, we may present Commerce Court with draw down notices requiring Commerce Court to purchase a specified dollar amount of shares of our Class A Common Stock, based on the price per share over 10 consecutive trading days (the “Draw Down Period”), with the total dollar amount of each draw down subject to certain agreed-upon limitations based on the market price of our Class A Common Stock at the time of the draw down. In addition, in our sole discretion, but subject to certain limitations, we may require Commerce Court to purchase a percentage of the daily trading volume of our Class A Common Stock for each trading day during the Draw Down Period. We are allowed to present Commerce Court with up to 24 draw down notices during the Equity Line Period, with only one such draw down notice allowed per Draw Down Period and a minimum of five trading days required between each Draw Down Period.

Once presented with a draw down notice, Commerce Court is required to purchase a pro-rata portion of the shares on each trading day during the trading period on which the daily volume weighted average price for our Class A Common Stock exceeds a threshold price determined by us for such draw down. The per share purchase price for these shares equals the daily volume weighted average price of our Class A Common Stock on each date during the Draw Down Period on which shares are purchased, less a discount ranging from 6.00% to 8.00%, based on a minimum price we specify. If the daily volume weighted average price of our Class A Common Stock falls below the threshold price on any trading day during a Draw Down Period, the Purchase Agreement provides that Commerce Court will not be required to purchase the pro-rata portion of shares of Class A Common Stock allocated to that trading day. The obligations of Commerce Court under the Purchase Agreement to purchase shares of our Class A Common Stock may not be transferred to any other party.

In consideration for Commerce Court’s execution and delivery of the Purchase Agreement, upon the execution and delivery of the Purchase Agreement, we issued Commerce Court 200,000 Commitment Shares. The issuance of the Commitment Shares, together with all other shares of Class A Common Stock issuable to Commerce Court pursuant to the terms of the Purchase Agreement, is exempt from registration under the Securities Act, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of, and Regulation D under, the Securities Act.

Commerce Court has agreed that during the term of the Purchase Agreement, neither Commerce Court nor any of its affiliates will, directly or indirectly, engage in any short sales involving our securities or grant any option to purchase, or acquire any right to dispose of or otherwise dispose for value of, any shares of our Class A Common Stock or any securities convertible into or exercisable or exchangeable for any shares of our Class A Common Stock, or enter into any swap, hedge or other similar agreement that transfers, in whole or in part, the economic risk of ownership of any shares of our Class A Common Stock, provided that Commerce Court will not be prohibited from engaging in certain transactions relating to any of the shares of our Class A Common Stock that it owns, including the Commitment Shares, or that it is obligated to purchase under a pending draw down notice.

The Purchase Agreement contains customary representations, warranties and covenants by, among and for the benefit of the parties. Before Commerce Court is obligated to purchase any shares of our Class A Common Stock pursuant to a draw down notice, certain conditions specified in the Purchase Agreement, none of which are in Commerce Court’s control, must be satisfied, including the following:

•	Each of our representations and warranties in the Purchase Agreement must be true and correct in all material respects.

•	We must have performed, satisfied and complied with in all material respects all covenants, agreements and conditions required to be performed, satisfied or complied with by us.

•	The registration statement of which this prospectus forms a part must be effective under the Securities Act.

•
We must not have knowledge of any event that could reasonably be expected to have the effect of causing the suspension of the effectiveness of the registration statement of which this prospectus forms a part or the prohibition or suspension of the use of this prospectus.

•	We must have filed with the SEC all required prospectus supplements relating to this prospectus and all periodic reports and filings required to be filed by us under the Exchange Act.

•	Trading in our Class A Common Stock must not have been suspended by the SEC, the NYSE, or FINRA, and trading in securities generally on the NYSE must not have been suspended or limited.

•
We must have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase Agreement and the Registration Rights Agreement (discussed below).

•
No statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction shall have been enacted, entered, promulgated, threatened or endorsed which prohibits the consummation of or which would materially modify or delay any of the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement.

•
No action, suit or proceeding before any arbitrator or any court or governmental authority shall have been commenced or threatened, and no inquiry or investigation by any governmental authority shall have been commenced or threatened seeking to restrain, prevent or change the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement, or seeking material damages in connection with such transaction.

•
The absence of any condition, occurrence, state of facts or event having, or insofar as reasonably can be foreseen would likely have, any effect on our business, operations, properties or financial condition that is material and adverse to us.

There is no guarantee that we will be able to meet the foregoing conditions or any of the other conditions in the Purchase Agreement or that we will be able to draw down any portion of the amounts available under the equity line financing facility with Commerce Court.

The Purchase Agreement may be terminated at any time by the mutual written consent of the parties. Unless earlier terminated, the Purchase Agreement will terminate automatically on the earlier to occur of (i) the first day of the month next following the 24-month anniversary of the first trading day following the effective date of the registration statement of which this prospectus forms a part (which term may not be extended by the parties) and (ii) the date on which Commerce Court purchases the entire commitment amount under the Purchase Agreement. We may terminate the Purchase Agreement on one trading day’s prior written notice to Commerce Court, subject to certain conditions. Commerce Court may terminate the Purchase Agreement effective upon one trading day’s prior written notice to us under certain circumstances, including the following:

•
The existence of any condition, occurrence, state of facts or event having, or insofar as reasonably can be foreseen would likely have, any effect on our business, operations, properties or financial condition that is material and adverse to us.

•	The Company enters into an agreement providing for certain types of financing transactions that are similar to the equity line financing facility with Commerce Court.

•	Certain transactions involving a change in control of the Company or the sale of all or substantially all of our assets have occurred.

•
We are in breach or default in any material respect under any of the provisions of the Purchase Agreement or the Registration Rights Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within 10 trading days after notice of such breach or default is delivered to us.

•
While Commerce Court holds any shares issued under the Purchase Agreement, the effectiveness of the registration statement that includes this prospectus is suspended or the use of this prospectus is suspended or prohibited, and such suspension or prohibition continues for a period of 20 consecutive trading days or for more than an aggregate of 60 trading days in any 365-day period, subject to certain exceptions.

•
Trading in our Class A Common Stock is suspended or our Class A Common Stock ceases to be listed or quoted on a trading market, and such suspension or failure continues for a period of 20 consecutive trading days or for more than an aggregate of 60 trading days in any 365-day period.

•	We have filed for and/or are subject to any bankruptcy, insolvency, reorganization or liquidation proceedings.

The Purchase Agreement provides that no termination of the Purchase Agreement will limit, alter, modify, change or otherwise affect any of the parties’ rights or obligations with respect to any pending draw down notice, and that the parties must fully perform their respective obligations with respect to any such pending draw down notice under the Purchase Agreement, provided all of the conditions to the settlement thereof are timely satisfied. The Purchase Agreement also provides for indemnification of Commerce Court and its affiliates in the event that Commerce Court incurs losses, liabilities, obligations, claims, contingencies, damages, costs and expenses related to a breach by us of any of our representations and warranties under the Purchase Agreement or the other related transaction documents or any action instituted against Commerce Court or its affiliates due to the transactions contemplated by the Purchase Agreement or other transaction documents, subject to certain limitations.

We paid $35,000 of reasonable attorneys’ fees and expenses (exclusive of disbursements and out-of- pocket expenses) incurred by Commerce Court in connection with the preparation, negotiation, execution and delivery of the Purchase Agreement and related transaction documentation. Further, if we issue a draw down notice and fail to deliver the shares to Commerce Court on the applicable settlement date, and such failure continues for 10 trading days, we agreed to pay Commerce Court, in addition to all other remedies available to Commerce Court under the Purchase Agreement, an amount in cash equal to 2.0% of the purchase price of such shares for each 30-day period the shares are not delivered, plus accrued interest.

In connection with the Purchase Agreement, we entered into the Registration Rights Agreement with Commerce Court, pursuant to which we granted to Commerce Court certain registration rights related to the Commitment Shares and the other shares of Class A Common Stock issuable under the Purchase Agreement. Pursuant to the Registration Rights Agreement, we have filed with the SEC a registration statement, of which this prospectus is a part, relating to the selling stockholder’s resale of the Commitment Shares and any shares of Class A Common Stock purchased by Commerce Court under the Purchase Agreement. The effectiveness of this registration statement is a condition precedent to our ability to sell Class A Common Stock to Commerce Court under the Purchase Agreement.

We also agreed, among other things, to indemnify Commerce Court from certain liabilities and fees and expenses of Commerce Court incident to our obligations under the Registration Rights Agreement, including certain liabilities under the Securities Act. Commerce Court has agreed to indemnify and hold harmless us and each of our directors, officers and persons who control us against certain liabilities that may be based upon written information furnished by Commerce Court to us for inclusion in a registration statement pursuant to the Registration Rights Agreement, including certain liabilities under the Securities Act.

Financial West Group (“FWG”), member FINRA/SIPC, served as our placement agent in connection with the equity line financing facility contemplated by the Purchase Agreement. We have agreed to pay FWG, upon each sale of our Class A Common Stock to Commerce Court under the Purchase Agreement, a fee equal to $2,000 upon settlement of each such sale. We have agreed to indemnify and hold harmless FWG against certain liabilities, including certain liabilities under the Securities Act.

The foregoing description of the Purchase Agreement and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement and Registration Rights Agreement, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

SELLING STOCKHOLDER

This prospectus relates to the possible resale from time to time by the selling stockholder of any or all of the shares of Class A Common Stock that (i) may be issued by us to Commerce Court under the Purchase Agreement and (ii) have been issued as of the date hereof to Commerce Court as Commitment Shares under the terms of the Purchase Agreement. For additional information regarding the issuance of Class A Common Stock covered by this prospectus, see “Committed Equity Line Financing” above. We are registering the shares of Class A Common Stock pursuant to the provisions of the Registration Rights Agreement we entered into with Commerce Court on June 5, 2012 in order to permit the selling stockholder to offer the shares for resale from time to time. Except for the ownership of the Commitment Shares and for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement, Commerce Court has not had any material relationship with us within the past three years.

The table below presents information regarding the selling stockholder and the shares of Class A Common Stock that it may offer from time to time under this prospectus.  This table is prepared based on information supplied to us by the selling stockholder, and reflects holdings as of July 19, 2012.  As used in this prospectus, the term “selling stockholder” includes Commerce Court and any donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge, or other non-sale related transfer. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of Class A Common Stock that the selling stockholder may offer under this prospectus. The selling stockholder may sell some, all or none of its shares in this offering.  We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of Class A Common Stock with respect to which the selling stockholder has voting and investment power. The percentage of shares of Class A Common Stock beneficially owned by the selling stockholder prior to the offering shown in the table below is based on an aggregate of 49,007,569 shares of our Class A Common Stock outstanding on July 19, 2012. Because the purchase price of the shares of Class A Common Stock issuable under the Purchase Agreement is determined on each settlement date, the number of shares that may actually be sold by the Company under the Purchase Agreement may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

	Number of Shares of Class A Common Stock Owned Prior to Offering		Maximum Number of Shares of Class A Common Stock to be Offered Pursuant to this Prospectus		Number of Shares of Class A Common Stock Owned After Offering
Name of Selling Stockholder	Number(1)	Percent(2)			Number	Percent
Commerce Court Small Cap Value Fund, Ltd. (4) . . . . . . .	200,000	*	11,976,599	(3)	—	—

*	Represents beneficial ownership of less than one percent of the outstanding shares of our Class A Common Stock.
(1)
This number represents the 200,000 shares of Class A Common Stock we issued to Commerce Court on June 7, 2012 as Commitment Shares in consideration for entering into the Purchase Agreement with us.  In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that Commerce Court may be required to purchase under the Purchase Agreement because the issuance of such shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Commerce Court’s control, including the registration statement of which this prospectus is a part becoming and remaining effective. Furthermore, the maximum dollar value of each put of Class A Common Stock to Commerce Court under the Purchase Agreement is subject to certain agreed upon threshold limitations set forth in the Purchase Agreement, which are based on the market price of our Class A Common Stock at the time of the draw down and, if we determine in our sole discretion, a percentage of the daily trading volume of our Class A Common Stock during the Drawdown Period as well. Also, under the terms of the Purchase Agreement, we may not issue shares of our Class A Common Stock to Commerce Court to the extent that Commerce Court or any of its affiliates would, at any time, beneficially own more than 9.9% of our outstanding Class A Common Stock. This beneficial ownership limitation may not be amended or waived by the parties.

(2)	Applicable percentage ownership is based on 49,007,569 shares of our Class A Common Stock outstanding as of July 19, 2012.
(3)	Assumes the sale of all shares being offered pursuant to this prospectus.

(4)
The business address of Commerce Court is 4th Floor, Rodus Building, P.O. Box 765, Road Town, Tortola, British Virgin Islands.  Commerce Court’s principal business is that of an international asset manager.  We have been advised that Commerce Court is not a member of the Financial Industry Regulatory Authority (“FINRA”), or an independent broker-dealer, and that neither Commerce Court nor any of its affiliates is an affiliate or an associated person of any FINRA member or independent broker-dealer.  Graham J. Farinha and Peter W. Poole are directors of Commerce Court and have voting control and investment discretion over securities owned by Commerce Court.  The foregoing should not be construed in and of itself as an admission by Mr. Farinha or Mr. Poole as to beneficial ownership of the securities owned by Commerce Court.

PLAN OF DISTRIBUTION

We are registering (i) shares of Class A Common Stock that may be issued by us from time to time to Commerce Court under the Purchase Agreement to permit the resale of these shares of Class A Common Stock after the issuance thereof by the selling stockholder from time to time after the date of this prospectus and (ii) shares of Class A Common Stock that have been issued as of the date hereof as Commitment Shares to Commerce Court under the terms of the Purchase Agreement to permit the resale of these shares of Class A Common Stock by the selling stockholder from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of Class A Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Class A Common Stock.

The selling stockholder may decide not to sell any shares of Class A Common Stock. The selling stockholder may sell all or a portion of the shares of Class A Common Stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares of Class A Common Stock for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the selling stockholder may arrange for other broker-dealers to participate. Commerce Court is an “underwriter” within the meaning of the Securities Act. Any brokers, dealers or agents who participate in the distribution of the shares of Class A Common Stock by the selling stockholder may also be deemed to be “underwriters,” and any profits on the sale of the shares of Class A Common Stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Commerce Court has advised us that it will use an unaffiliated broker-dealer to effectuate all resales of our Class A Common Stock. To our knowledge, Commerce Court has not entered into any agreement, arrangement or understanding with any particular broker-dealer or market maker with respect to the shares of Class A Common Stock offered hereby, nor do we know the identity of the broker-dealers or market makers that may participate in the resale of the shares. Because Commerce Court is, and any other selling stockholder, broker, dealer or agent may be deemed to be, an “underwriter” within the meaning of the Securities Act, Commerce Court will (and any other selling stockholder, broker, dealer or agent may) be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of the Securities Act (including, without limitation, Sections 11, 12 and 17 thereof) and Rule 10b-5 under the Exchange Act.

The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The shares of Class A Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market in accordance with the rules of NASDAQ;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares of Class A Common Stock covered by this prospectus pursuant to Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholder may transfer the shares of Class A Common Stock by other means not described in this prospectus.

Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholder (and, if they act as agent for the purchaser of such shares, from such purchaser). Commerce Court has informed us that each such broker-dealer will receive commissions from Commerce Court which will not exceed customary brokerage commissions. Broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in one or more transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above and pursuant to the one or more of the methods described above) at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, an amendment to this prospectus or a supplemental prospectus will be filed, disclosing:

•	the name of any such broker-dealers;

•	the number of shares involved;

•	the price at which such shares are to be sold;

•	the commission paid or discounts or concessions allowed to such broker-dealers, where applicable;

•	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•	other facts material to the transaction.

Commerce Court has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Class A Common Stock. Pursuant to a requirement of FINRA, the maximum commission or discount and other compensation to be received by any FINRA member or independent broker-dealer shall not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 under the Securities Act.

Under the securities laws of some states, the shares of Class A Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Class A Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholder will sell any or all of the shares of Class A Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A Common Stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. The selling stockholder and any other person participating in the sale or distribution of the shares of Class A Common Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder (including, without limitation, Regulation M of the Exchange Act), which may restrict certain activities of, and limit the timing of purchases and sales of any of the shares of Class A Common Stock by, the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Class A Common Stock to engage in market-making and certain other activities with respect to the shares of Class A Common Stock. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the shares of Class A Common Stock in the market. All of the foregoing may affect the marketability of the shares of Class A Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Class A Common Stock.

We have agreed to pay all expenses of the registration of the shares of Class A Common Stock pursuant to the Registration Rights Agreement, estimated to be $85,515 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “Blue Sky” laws; provided, however, Commerce Court will pay all selling commissions, concessions and discounts, and other amounts payable to underwriters, dealers or agents, if any, as well as transfer taxes and certain other expenses associated with the sale of the shares of Class A Common Stock. We have agreed to indemnify Commerce Court and certain other persons against certain liabilities in connection with the offering of shares of Class A Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Commerce Court has agreed to indemnify us against liabilities under the Securities Act that may arise from any written information furnished to us by Commerce Court specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

At any time a particular offer of the shares of Class A Common Stock is made by the selling stockholder, a revised prospectus or prospectus supplement, if required, will be distributed. Such prospectus supplement or post-effective amendment will be filed with the Securities and Exchange Commission to reflect the disclosure of any required additional information with respect to the distribution of the shares of Class A Common Stock. We may suspend the sale of shares by the selling stockholder pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

DESCRIPTION OF CAPITAL STOCK

General

Authorized and Outstanding Capital Stock

Our Amended Certificate of Incorporation provides for an authorized capital of 230,000,000 shares, consisting of 5,000,000 shares of preferred stock, $0.01 par value per share, of which 840,000 shares have been designated 7% Convertible Preferred Stock, 150,000,000 shares of Class A Common Stock, $0.01 par value per share, and 75,000,000 shares of Class B Common Stock, $0.01 par value per share. The following summary description of our capital stock is qualified in its entirety by reference to our Amended Certificate of Incorporation. The issued and outstanding shares of Class A Common Stock and those issuable upon the conversion of 2033 Notes into shares of Class A Common Stock at an initial conversion price of $23.01 per share, the Class B Common Stock and the 7% Convertible Preferred Stock are, or will be upon conversion, validly issued, fully paid and non-assessable.

Class A Common Stock

Holders of Class A Common Stock are entitled to receive dividends when, and if, declared and distributed by us on the Class B Common Stock, provided that no dividend shall be payable with respect to Class A Common Stock so long as any dividends which have accrued on the shares of 7% Convertible Preferred Stock, or any other shares of preferred stock which have a preference as to the payment of dividends and which may be outstanding at any time, remain unpaid. The amount of the dividend paid on Class A Common Stock shall be 120% of any non-stock dividend per share declared and paid on each share of Class B Common Stock. No stock dividends may be paid or stock splits issued on the Class A Common Stock other than stock dividends or stock splits of Class A Common Stock which are in the same proportion as simultaneous stock dividends to holders of Class B Common Stock or stock splits of Class B Common Stock. Each share of Class A Common Stock entitles the holder thereof to one-twentieth (1/20) vote with respect to all matters to be voted upon by stockholders. The holders of Class A Common Stock do not have any preemptive, subscription, redemption or conversion rights. Upon liquidation, the holders of Class A Common Stock, together with the holders of Class B Common Stock, are entitled to share ratably, share-for-share, in the net assets of our Company available for distribution after payment of all debts and liabilities and the liquidation preference of any outstanding shares of preferred stock.

Class B Common Stock

Holders of Class B Common Stock are entitled to receive dividends when, and if, declared by the Board of Directors, provided that no dividends shall be payable with respect to Class B Common Stock so long as any dividends which have accrued on the shares of 7% Convertible Preferred Stock, or any other shares of preferred stock, which have a preference as to the payment of dividends and which may be outstanding at any time, remain unpaid. No stock dividends may be paid or stock splits issued on the Class B Common Stock other than stock dividends or stock splits of Class B Common Stock which are in the same proportion as simultaneous stock dividends to the holders of Class A Common Stock or stock splits of Class A Common Stock. Each share of Class B Common Stock entitles the holder thereof to one vote with respect to all matters required to be voted upon by stockholders. The holders of Class B Common Stock do not have any preemptive, subscription or redemption rights. The holders of Class B Common Stock have the right, at any time, to convert their Class B Common Stock into Class A Common Stock on a share-for-share basis. Upon liquidation, the holders of Class B Common Stock, together with the holders of Class A Common Stock, are entitled to share ratably, share-for-share, in the net assets of our Company available for distribution after payment of all debts and liabilities and the liquidation preference of any outstanding shares of preferred stock.

7% Convertible Preferred Stock

The Company has issued 40,000 shares of the 7% Convertible Preferred Stock. The holders of the 7% Convertible Preferred Stock are entitled to receive an annual dividend, from funds legally available for such purpose, of $1.75 per share, which is payable quarterly on March 31, June 30, September 30 and December 31 of each year. Such dividends are cumulative. Each share of the 7% Convertible Preferred Stock is convertible into 8.4375 shares of Class A Common Stock at any time at the option of the holders at a conversion price of $2.96 per share. The conversion rate is subject to adjustment in certain events, including the payment of stock dividends, reclassifications, the issuance of certain rights to purchase Class A Common Stock, the distribution of evidences of indebtedness or assets by us to all holders of Class A Common Stock; provided, however, that no adjustment will be made by reason of the issuance of Class A Common Stock upon the conversion of Class B Common Stock, which is convertible share-for-share into Class A Common Stock at any time. We presently have no commitments to issue or sell stock that would require an adjustment in the conversion rate. No adjustment will be made for accrued dividends on either the 7% Convertible Preferred Stock converted or Class A Common Stock issued upon the conversion. No fractional shares of Class A Common Stock will be issued upon conversion of the 7% Convertible Preferred Stock, but in lieu thereof a cash adjustment will be made based on the market value of the fractional interest.

The 7% Convertible Preferred Stock is redeemable by us, in whole or in part, at any time. The per share redemption price is equal to $25.00, plus any accrued and unpaid dividends.

In the event we are liquidated or dissolved, the amount to be distributed to each holder of the 7% Convertible Preferred Stock will be the fixed amount of $25.00 per share, plus any accrued and unpaid dividends. Such amount shall be prior and in preference to any distribution of any of the assets or surplus funds of our Company to the holders of the Class A Common Stock or the Class B Common Stock or any other series of capital stock junior to the 7% Convertible Preferred Stock. Upon payment in full of such amounts, holders of the 7% Convertible Preferred Stock will not be entitled to any further participation in any distribution of assets by us.

The 7% Convertible Preferred Stock does not have voting rights. However, the affirmative vote of the holders of at least 60% of the outstanding 7% Convertible Preferred Stock is required before we may create senior or parity preference shares, amend our Amended Certificate of Incorporation in any manner which adversely affects the 7% Convertible Preferred Stock, or merge, consolidate or sell substantially all of our assets in a manner which adversely affects the 7% Convertible Preferred Stock or wherein the holders of the 7% Convertible Preferred Stock do not receive a substantially similar security. In addition, the holders of 7% Convertible Preferred Stock have the right to elect one additional director to our Board of Directors in the event that accrued dividends on the outstanding 7% Convertible Preferred Stock have not been paid in an aggregate amount equal to or greater than eight quarterly dividends. The 7% Convertible Preferred Stock has no preemptive or other rights to subscribe for additional securities.

Preferred Stock

Our Amended Certificate of Incorporation authorizes the issuance of “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors, with a unanimous vote, is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock.

Registration Rights

Registration Rights of the Selling Stockholder

In connection with the Purchase Agreement, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the selling stockholder, pursuant to which we granted to the selling stockholder certain registration rights related to the shares issuable in accordance with the Purchase Agreement. Under the Registration Rights Agreement, we agreed to use our commercially reasonable efforts to prepare and file with the SEC one or more registration statements for the purpose of registering the resale of the maximum shares of Class A Common Stock issuable pursuant to the Purchase Agreement (the “Registrable Securities”). We agreed to file the initial registration statement with the SEC within 60 days of the Purchase Agreement and to cause such registration statement to be declared effective within 120 days of the Purchase Agreement (180 days if the registration statement is reviewed by the SEC). We are also required to use our reasonable efforts to amend such registration statement or file with the SEC such additional registration statement(s) as necessary to allow the continued registered resale of all of the Registrable Securities. We also agreed to indemnify the selling stockholder and its affiliates against certain liabilities, including liabilities under the Securities Act. The selling stockholder has agreed to indemnify us and our affiliates for losses under securities laws for any material omissions or misstatements with respect to information provided by the selling stockholder for inclusion in the registration statement covering the resale by the selling stockholder of shares sold to it under the Purchase Agreement, subject to certain limitations. This registration statement, of which this prospectus forms a part, is filed in accordance with the Registration Rights Agreement.

Registration Rights pursuant to the Settlement Agreement

The Company is party to the Settlement Agreement, dated as of November 15, 2010, by and among the Company, HHS, Marc S. Hermelin and his wife. Pursuant to the Settlement Agreement, the Company has agreed, among other things, to register for resale under the Securities Act certain shares of the Class A Common Stock and Class B Common Stock of the Company beneficially owned by Mr. M. Hermelin and his wife. Mr. M. Hermelin has not to date exercised any such registration rights. The Settlement Agreement does not include penalties associated with a failure to register the resale of these shares.

Provisions Regarding Certain Business Combinations

Provisions of our Amended Certificate of Incorporation and By-Laws, including but not limited to those listed below, may have the effect of discouraging, delaying or preventing a merger, tender offer or proxy contest. Additionally, we are subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law.

Multiple Classes of Stock

As discussed above, our Amended Certificate of Incorporation authorizes the issuance of common stock in two classes, Class A Common Stock and Class B Common Stock, with different voting rights for each class. In addition, our Board, with a unanimous vote, has the authority to issue additional shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The existence of two classes of common stock with different voting rights and the ability of our Board to issue additional shares of preferred stock could make it more difficult for a third party to acquire a majority of our voting stock.

Preferred Stock Approval

Our Amended Certificate of Incorporation requires the holders of at least 60% of the outstanding 7% Convertible Preferred Stock to approve certain business combinations unless the rights of the preferred stock holders are not adversely affected or the preferred stock holders receive securities with substantially similar rights, preferences and privileges as those of the 7% Convertible Preferred Stock. This approval requirement may make it more difficult for a third party to acquire or merge with our Company.

Unanimous Board Approval

Our By-Laws require the unanimous affirmative vote or written consent of our Board for the approval of any agreement or contract that confers stockholder voting rights. As a result, it may be more difficult for a third party to enter into merger or acquisition agreements with our Company.

Certain Delaware Statutory Provisions

We are subject to Section 203 of the Delaware General Corporation Law (“Section 203”) which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless:

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to such date, the business combination is approved by the board of directors and is authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Listing

Our Class A Common Stock and Class B Common Stock are traded on the NYSE under the symbols KV.A and KV.B, respectively.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Common Stock is Computershare Trust Company, N.A., 250 Royall Street, Canton, Massachusetts 02021.

LEGAL MATTERS

The validity of the Class A Common Stock offered hereby will be passed upon for us by Thompson Coburn LLP.

EXPERTS

The Company’s consolidated financial statements as of March 31, 2012 and 2011 and for each of the three years in the period ended March 31, 2012, and management’s assessment of  the effectiveness of internal control over financial reporting as of March 31, 2012, incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read these SEC filings, and this registration statement, over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also access the documents referenced in this prospectus through our website www.kvpharmaceutical.com. No information available on or through our website will be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

This prospectus constitutes part of the registration statement and does not contain all of the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are filed with or incorporated by reference in the registration statement. Each statement concerning these documents is qualified in its entirety by such reference.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information that we file with them.  This means that we can disclose important information to you in this document by referring you to other filings we have made with the SEC.  The information incorporated by reference is considered to be part of this prospectus.

This prospectus incorporates by reference the documents listed below, excluding any disclosures therein that are furnished and not filed, which we have filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2012, which was filed on June 14, 2012;

•
our Current Reports on Form 8-K  filed April 2, 2012, April 4, 2012, April 17, 2012, June 7, 2012, June 20, 2012, as amended and restated on Form 8-K/A filed July 13, 2012, July 3, 2012 and July 20, 2012; and

•	our Proxy statement on Schedule 14A for fiscal year ended March 31, 2012, which was filed on July 26, 2012.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus.  You should rely only on the information incorporated by reference or provided in this prospectus.  We have not authorized anyone else to provide you with different information.  You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

Upon your written or oral request, we will provide at no cost to you, a copy of any and all of the information that is incorporated by reference in this prospectus.

Requests for such documents should be directed to:

K-V Pharmaceutical Company
2280 Schuetz Road
St. Louis, MO 63146
Telephone: 314-645-6600
Attn: Investor Relations Department

You may also access the documents incorporated by reference in this prospectus through our website www.kvpharmaceutical.com.  Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

11,976,599 Shares

K-V PHARMACEUTICAL COMPANY

Class A Common Stock

PROSPECTUS

           , 2012

Part II
Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. The selling stockholder will not bear any of the costs and expenses incurred by the registrant in connection with the sale of the securities being registered.  All amounts except for the SEC registration fee are estimates.

SEC registration fee	$515
Legal fees and expenses	50,000
Accounting fees and expenses	25,000
Miscellaneous	10,000
Total	$85,515

Item 14.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (“Section 145”) permits indemnification by a corporation of certain officers, directors, employees and agents. Consistent therewith, Article IX of the Company’s By-Laws (“Article IX”) requires that the Company indemnify all persons whom it may indemnify pursuant thereto to the fullest extent permitted by Section 145. Article IX also provides that expenses incurred by an officer or director of the Company, in defending a civil or criminal action, suit or proceeding, may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount even if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized. Such expenses incurred by other employees and agents of the Company may also be paid upon such terms and conditions, if any, as the board of directors, legal counsel or the Company’s stockholders deem appropriate.

In addition, Article 12 of the Company’s Amended Certificate of Incorporation provides that directors of the Company shall not be personally liable for monetary damages to the Company or its stockholders for a breach of fiduciary duty as a director, except for liability as a result of (i) a breach of the director’s duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) an act related to the unlawful stock repurchase or payment of a dividend under Section 174 of Delaware General Corporation Law; and (iv) transactions from which the director derived an improper personal benefit.

Further, the Company has entered into indemnification agreements with certain directors and officers which require the Company to indemnify them against certain liabilities which may arise by reason of his or her status or service as a director.

The Company maintains a policy of insurance under which the directors and officers of the Company are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers.

Item 15.	Recent Sales of Unregistered Securities.

The Company has sold within the past three years, the following securities which were not registered under the Securities Act:

Sale to Selling Stockholder

On June 5, 2012, we entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) under which we may sell up to $20.0 million of shares of our Class A Common Stock to Commerce Court (“Commerce Court”) over a 24-month period subject to a maximum of 11,976,599 shares, including the 200,000 shares of Class A Common Stock we issued to Commerce Court on June 7, 2012 as compensation for their commitment to enter into the Purchase Agreement.  The shares of Class A Common Stock being registered under this registration statement have or may be sold to Commerce Court under the Purchase Agreement.  The shares are to be issued in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

Issuance of Warrants

In connection with the bridge loan issued by U.S. Healthcare I, L.L.C. and U.S. Healthcare II L.L.C. (collectively, “U.S. Healthcare”) to the Company, which loan has been repaid in full, the Company issued stock warrants to U.S. Healthcare granting them rights to purchase up to 12,587,511 shares of the Company’s Class A Common Stock (the “Initial Warrants”). The Initial Warrants have an exercise price of $1.62 per share, subject to possible non-standard anti-dilutive adjustment. The Company and U.S. Healthcare amended the financing arrangements on January 6, 2011 and again on March 2, 2011. In connection with the amendments and certain waivers granted by U.S. Healthcare, the Company issued additional warrants to U.S. Healthcare to purchase up to 7,450,899 shares of the Company’s Class A Common Stock, at an exercise price of $1.62 per share, and amended and restated the Initial Warrants. On February 17, 2011, the Company repaid a portion of the bridge loan with proceeds from the private placement of Class A Common Stock described below and on March 17, 2011, the Company repaid in full the remaining obligations under the bridge loan (including the payment of related premiums) with a portion of the proceeds of the offering of the 2015 Notes (and terminated the related future loan commitments). The warrants were issued in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

Private Placement of Class A Common Stock

On February 17, 2011, the Company completed a private placement with a group of institutional investors of 9,950,000 shares of its Class A Common Stock at $3.25 per share to raise approximately $32.3 million of gross proceeds. The Company paid fees of approximately $1.9 million to Jefferies & Company, Inc.(“Jefferies”) in connection with the private placement for services as placement agent. The shares were issued in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

Private Placement of 12% Senior Secured Notes Due 2015

On March 17, 2011, the Company completed a private placement (the “2015 Notes Offering”) with a group of institutional investors of $225 million aggregate principal amount of 12% Senior Secured Notes due 2015 (the “2015 Notes”). After an original issue discount of 3%, the Company received proceeds of $218.3 million which were used to fund a first-year interest reserve totaling $27 million, repay all existing obligations to U.S. Healthcare and pay fees and expenses associated with the 2015 Notes Offering of approximately $10.0 million. The remaining proceeds, totaling approximately $120.0 million, are being used for general corporate purposes, including the continuing commercial launch of Makena®. The Company paid fees of approximately $8 million to Jefferies in connection with the 2015 Notes Offering for services as placement agent. The 2015 Notes were issued in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

Item 16.	Exhibits and Financial Statement Schedules

A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated by reference herein.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.
To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis and State of Missouri on the 31st day of July, 2012.

K-V PHARMACEUTICAL COMPANY
(Registrant)

By:	/s/ Patrick J. Christmas
Patrick J. Christmas, VP, General Counsel and Secretary

POWER OF ATTORNEY

We, the undersigned officers and directors of K-V Pharmaceutical Company, hereby severally and individually constitute and appoint Gregory J. Divis, Jr., Thomas S. McHugh and Patrick J. Christmas and each of them (with full power to act alone), the lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-1 and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, the said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents to any and all such amendments and instruments.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gregory J. Divis, Jr.	President and Chief Executive Officer	July 31, 2012
Gregory J. Divis, Jr.	(Principal Executive Officer)

/s/ Thomas S. McHugh	Chief Financial Officer	July 31, 2012
Thomas S. McHugh	(Principal Financial and Accounting Officer)

/s/ Gregory S. Bentley	Director	July 31, 2012
Gregory S. Bentley

/s/ Mark A. Dow	Director	July 31, 2012
Mark A. Dow

/s/ Joseph D. Lehrer	Director	July 31, 2012
Joseph D. Lehrer

/s/ David S. Hermelin	Director	July 31, 2012
David S. Hermelin

/s/ Ana I. Stancic	Director	July 31, 2012
Ana I. Stancic

/s/ Robert E. Baldini	Director	July 31, 2012
Robert E. Baldini

/s/ David Sidransky, M.D.	Director	July 31, 2012
David Sidransky, M.D.

EXHIBIT INDEX

Exhibit No.	Description
3.1
Certificate of Incorporation of the Company, as amended through September 5, 2008, filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for fiscal year 2009, is incorporated herein by reference.

3.2	By-Laws of the Company, as amended through December 29, 2009, which was filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed January 4, 2010, are incorporated herein by reference.

4.1
Certificate of Designation of Rights and Preferences of 7% Cumulative Convertible preferred stock of the Company, effective June 9, 1987, and related Certificate of Correction, dated June 17, 1987, which was filed as Exhibit 4(f) to the Company’s Annual Report on Form 10-K for fiscal year 1987, are incorporated herein by reference.

4.2
Indenture dated as of May 16, 2003, by and between the Company and Deutsche Bank Trust Company Americas, which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed May 21, 2003, is incorporated herein by reference.

4.3
Registration Rights Agreement dated as of May 16, 2003, by and between the Company and Deutsche Bank Securities, Inc., as representative of the several Purchasers, which was filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed May 21, 2003, is incorporated herein by reference.

4.4
Promissory Note, dated March 23, 2006 between MECW, LLC and LaSalle National Bank Association, which was filed as Exhibit 99 to the Company’s Current Report on Form 8-K filed March 29, 2006, is incorporated herein by reference.

4.5
Credit Agreement, dated as of June 9, 2006, among the Company and its subsidiaries, LaSalle Bank National Association, Citibank, F.S.B. and the other lenders thereto, which was filed as Exhibit 4(g) to the Company’s Annual Report on Form 10-K for fiscal year 2006, is incorporated herein by reference.

4.6
Credit and Guaranty Agreement, dated November 17, 2010, among the Company, Certain Subsidiaries of K-V Pharmaceutical Company, Various Lenders, and U.S. Healthcare I, L.L.C., filed as Exhibit 4.6 to the Company’s Annual Report on Form 10-K for fiscal year 2010, is incorporated herein by reference.

4.7
Pledge and Security Agreement, dated November 17, 2010, among the Company, Each of the Grantors, and U.S. Healthcare I, L.L.C., which was filed as Exhibit 4.7 to the Company’s Annual Report on Form 10-K for fiscal year 2010, is incorporated herein by reference.

4.8
Waiver to Credit Agreement, dated as of February 9, 2011, among the Company, U.S. Healthcare I, L.L.C. and U.S. Healthcare II, L.L.C., which was filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, is incorporated herein by reference.

4.9
Amendment No. 2 to Credit Agreement, dated as of March 2, 2011, among the Company, U.S. Healthcare I, L.L.C. and U.S. Healthcare II, L.L.C., which was filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, is incorporated herein by reference.

4.10
Promissory Note (Tranche B-1 Term Loan Note N-1), dated November 17, 2010, among the Company and U.S. Healthcare I, L.L.C., which was filed as Exhibit 4.8 to the Company’s Annual Report on Form 10-K for fiscal year 2010, is incorporated herein by reference.

4.11
Promissory Note (Tranche B-1 Term Loan Note N-2), dated November 17, 2010, among the Company and U.S. Healthcare II, L.L.C., which was filed as Exhibit 4.9 to the Company’s Annual Report on Form 10-K for fiscal year 2010, is incorporated herein by reference.

4.12
Stock Warrant Purchase Agreement, dated as of February 10, 2011, by and among the Company, U.S. Healthcare I, L.L.C. and U.S. Healthcare II, L.L.C., which was filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, is incorporated herein by reference.

Exhibit No.	Description
4.13
Restated Stock Purchase Warrant Certificate No. W-1, dated November 17, 2010, issued by the Company to U.S. Healthcare I, L.L.C. and U.S. Healthcare II, L.L.C., which was filed as Exhibit 4.10 to the Company’s Annual Report on Form 10-K for fiscal year 2010, is incorporated herein by reference.

4.14
Restated Stock Purchase Warrant Certificate No. W-2, dated November 30, 2010, issued by the Company to U.S. Healthcare I, L.L.C. and U.S. Healthcare II, L.L.C., which was filed as Exhibit 4.11 to the Company’s Annual Report on Form 10-K for fiscal year 2010, is incorporated herein by reference.

4.15
Stock Purchase Warrant Certificate No. W-3 dated March 2, 2011, issued by the Company to U.S. Healthcare I, L.L.C. and U.S. Healthcare II, L.L.C., which was filed as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, is incorporated herein by reference.

4.16
Registration Rights Agreement, dated November 17, 2010, among the Company, U.S. Healthcare I, L.L.C. and U.S. Healthcare II, L.L.C., which was filed as Exhibit 4.12 to the Company’s Annual Report on Form 10-K for fiscal year 2010, is incorporated herein by reference.

4.17
Second Amended and Restated Registration Rights Agreement, dated as of March 2, 2011, by and among the Company, U.S. Healthcare I, L.L.C. and U.S. Healthcare II, L.L.C., which was filed as Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, is incorporated herein by reference.

4.18
Securities Purchase Agreement, dated as of February 14, 2011, by and among the Company and the buyers, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed February 16, 2011, is incorporated herein by reference.

4.19
Registration Rights Agreement, dated February 14, 2011, by and among the Company and the Investors, which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed February 16, 2011, is incorporated herein by reference.

4.20
Indenture, dated March 17, 2011, between the Company and Wilmington Trust FSB, as trustee, which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed March 23, 2011, is incorporated herein by reference.

4.21	Form of 12% Senior Secured Note due 2015, which was filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed March 23, 2011, is incorporated herein by reference.

4.22
Form of Purchase Agreement for the 12% Senior Secured Notes due 2015, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed March 23, 2011, is incorporated herein by reference.

4.23
Pledge and Security Agreement, dated as of March 17, 2011, by and among the Company, the Grantors and Wilmington Trust FSB, as collateral agent, which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed March 23, 2011, is incorporated herein by reference.

4.24
Registration Rights Agreement, dated as of June 5, 2012, by and between K-V Pharmaceutical Company and Commerce Court Small Cap Value Fund, Ltd., which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed June 7, 2012, is incorporated herein by reference.

5.1	Opinion of Thompson Coburn LLP regarding validity of Class A Common Stock is filed herewith.

10.1
Lease of the Company’s facility at 2503 South Hanley Road, St. Louis, Missouri, and amendment thereto, between the Company as Lessee and Marc S. Hermelin as Lessor, which was filed as Exhibit 10(n) to the Company’s Annual Report on Form 10-K for fiscal year 1983, is incorporated herein by reference.

10.2
Amendment to the Lease, for the facility located at 2503 South Hanley Road, St. Louis, Missouri, between the Company as Lessee and Marc S. Hermelin as Lessor, which was filed as Exhibit 10(p) to the Company’s Annual Report on Form 10-K for fiscal year 1992, is incorporated herein by reference.

Exhibit No.	Description
10.3
Amendment to Lease dated February 17, 1997, for the facility located at 2503 South Hanley Road, St. Louis, Missouri, between the Company as Lessee and Marc S. Hermelin as Lessor, which was filed as Exhibit 10(aa) to the Company’s Annual Report on Form 10-K for fiscal year 1997, is incorporated herein by reference.

10.4*
KV Pharmaceutical Company Fifth Restated Profit Sharing Plan and Trust Agreement dated May 31, 2010, filed as Exhibit 10.4 to the Company’s Annual Report on Form 10-K for fiscal year 2010, is incorporated herein by reference.

10.5*
KV Pharmaceutical Company Long-Term Incentive Stock Plan, which was filed as Exhibit A to the Company’s Definitive Proxy Statement on Schedule 14A filed July 26, 2011, is incorporated herein by reference.

10.6*
Agreement between the Company and Marc S. Hermelin, dated December 16, 1996, with supplemental letter attached, which was filed as Exhibit 10(z) to the Company’s Annual Report on Form 10-K for fiscal year 1997, is incorporated herein by reference.

10.7*
Amendment, dated as of October 30, 1998, to Employment Agreement between the Company and Marc S. Hermelin, which was filed as Exhibit 10(ee) to the Company’s Annual Report on Form 10-K for fiscal year 1999, is incorporated herein by reference.

10.8*
Amendment, dated December 2, 1999, to Employment Agreement between the Company and Marc S. Hermelin, which was filed as Exhibit 10(ii) to the Company’s Annual Report on Form 10-K for fiscal year 2000, is incorporated herein by reference.

10.9*
Amendment, dated November 5, 2004, to Employment Agreement between the Company and Marc S. Hermelin, which was filed as Exhibit 10(a) to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, is incorporated herein by reference.

10.10*
Stock Option Agreement dated as of July 26, 2002, granting a stock option to Marc S. Hermelin, which was filed as Exhibit 10(rr) to the Company’s Annual Report on Form 10-K for fiscal year 2003, is incorporated herein by reference.

10.11*
Stock Option Agreement dated as of May 30, 2003, granting a stock option to Marc S. Hermelin, which was filed as Exhibit 10(yy) to the Company’s Annual Report on Form 10-K for fiscal year 2004, is incorporated herein by reference.

10.12*
Employment Agreement between the Company and Gregory J. Divis, Jr., President of Ther-Rx Corporation, dated November 19, 2009, which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed November 25, 2009, is incorporated herein by reference.

10.13*
Amendment to Employment Agreement, effective as of July 25, 2011, by and between the Company and Gregory J. Divis, Jr., which was filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, is incorporated herein by reference.

10.14*
Employment Agreement between the Company and Thomas S. McHugh, Chief Financial Officer, Treasurer, Chief Accounting Officer, dated July 15, 2010, which was filed as Exhibit 10.31 to the Company’s Annual Report on Form 10-K for fiscal year 2010, is incorporated herein by reference.

10.15*
Letter Agreement between the Company and Patrick J. Christmas, Vice President and General Counsel, dated June 1, 2011, which was filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, is incorporated herein by reference.

10.16
Engagement Letter Agreement between the Company and Gregory S. Bentley dated September 8, 2011, which was filed as Exhibit 10.16 to the Company’s Annual Report on Form 10-K for fiscal year 2012, is incorporated herein by reference.

10.17**
Asset Purchase Agreement by and between the Company and VIVUS, Inc., dated as of March 30, 2007, which was filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, is incorporated herein by reference.

Exhibit No.	Description
10.18
Asset Purchase Agreement by and among the Company, Cytyc Prenatal Products Corp. and Hologic, Inc., dated as of January 16, 2008, which was filed as Exhibit 10(ii) to the Company’s Annual Report on Form 10-K for fiscal year 2008, is incorporated herein by reference.

10.19
Amendment, dated January 8, 2010, to the Asset Purchase Agreement by and among the Company, Cytyc Prenatal Products Corp. and Hologic, Inc., dated as of January 16, 2008, which was filed as Exhibit 10.48 to the Company’s Annual Report on Form 10-K for fiscal year 2009, is incorporated herein by reference.

10.20*	Form of Indemnification Agreement for directors, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed October 29, 2008, is incorporated herein by reference.

10.21*	Form of Indemnification Agreement for Chief Executive Officer, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 31, 2009, is incorporated herein by reference.

10.22*
Form of Indemnification Agreement for Certain Executive Officers, which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed December 31, 2009, is incorporated herein by reference.

10.23*	Form of Retention Agreement, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed May 5, 2009, is incorporated herein by reference.

10.24
Consent Decree of Permanent Injunction as filed in the United States District Court, Eastern District of Missouri, Eastern Division on March 2, 2009, which was filed as Exhibit 99.2 to the Company’s Current Report on Form 8-K filed March 3, 2009, is incorporated herein by reference.

10.25
Plea Agreement, Guidelines Recommendations and Stipulations as filed in the United States District Court, Eastern District of Missouri, Eastern Division on March 2, 2010, which was filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed March 3, 2010, is incorporated herein by reference.

10.26
Settlement Agreement dated as of June 9, 2009, among Purdue Pharma L.P., The P.F. Laboratories, Inc., Purdue Pharmaceuticals L.P. and the Company, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 10, 2009, is incorporated herein by reference.

10.27**
Patent License Agreement, dated as of June 9, 2009, among Purdue Pharma L.P., The P.F. Laboratories, Inc., Purdue Pharmaceuticals L.P. and the Company, which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed June 10, 2009, is incorporated herein by reference.

10.28**
Distribution and Supply Agreement, dated as of June 9, 2009, between Purdue Pharma L.P. and the Company, which was filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed June 10, 2009, is incorporated herein by reference.

10.29
Asset Purchase Agreement dated as of June 2, 2010 by and among Particle Dynamics International, LLC, Particle Dynamics, Inc., Drug Tech Corporation and KV Pharmaceutical Company, which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed June 8, 2010, is incorporated herein by reference.

10.30
Amendment No. 2, dated February 3, 2011, to the Asset Purchase Agreement by and among the Company, Cytyc Prenatal Products Corp. and Hologic, Inc., dated as of January 16, 2008, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed February 8, 2011, is incorporated herein by reference.

10.31
Amendment No. 6, dated January 17, 2012, to the Asset Purchase Agreement by and among the Company, Cytyc Prenatal Products Corp. and Hologic, Inc., dated as of January 16, 2008, which was filed as Exhibit 10.31 to the Company’s Annual Report on Form 10-K for fiscal year 2012, is incorporated herein by reference.

10.32
Supply Agreement dated as of August 8, 2011, by and among the Company, Zydus Pharmaceuticals (USA), Inc., and Zydus Pharmaceuticals (USA), LLC, which was filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, is incorporated herein by reference.

Exhibit No.	Description
10.33
Note, Deed of Trust, Leasehold Deed of Trust, Security Agreement, Fixture Filing, and Other Loan Documents Modification and Spreader Agreement, dated as of August 8, 2011, by and between MECW, LLC and U.S. Bank, National Association, as Trustee, which was filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, is incorporated herein by reference.

10.34
Common Stock Purchase Agreement, dated as of June 5, 2012, by and between K-V Pharmaceutical Company and Commerce Court Small Cap Value Fund, Ltd., which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 7, 2012, is incorporated herein by reference.

10.35
Engagement Letter, dated as of June 5, 2012, by and between K-V Pharmaceutical Company and Financial West Group, which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed June 7, 2012, is incorporated herein by reference.

23.1	Consent of Thompson Coburn LLP filed herewith (included in Exhibit 5.1).

23.2	Consent of BDO USA, LLP, filed herewith.

24.1	Powers of Attorney - set forth on signature page hereto.

*	Management contract or compensation plan.
**
Confidential portions of this exhibit have been redacted and filed separately with the SEC pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.